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Filed Pursuant to Rule 424(B)(5)
Registration No. 333-71438

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement together with the accompanying prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated June 19, 2006

Prospectus Supplement
(To Prospectus dated May 20, 2005)

$

AEGON N.V.
(a Netherlands public company with limited liability)
     % Perpetual Capital Securities

        We are issuing $                aggregate principal amount of    % perpetual capital securities, or Capital Securities, which will be issued pursuant to an indenture, as supplemented by a supplemental indenture, between us and Citibank, N.A., as trustee.

        The Capital Securities are perpetual securities that have no fixed maturity or redemption date. However, at our option, we may redeem the Capital Securities in whole (but not in part) at their aggregate principal amount, together with any Outstanding Payments (as defined herein), on September 15, 2011 or any interest payment date thereafter, and upon the occurrence of certain tax and regulatory events described in this prospectus supplement under "Description of the Capital Securities." The Capital Securities will be issued in denominations of $25 and will constitute direct, unsecured and subordinated securities.

        The Capital Securities will bear interest at a rate of    % per annum on their outstanding principal amount from (and including) the issue date, payable in U.S. dollars quarterly in arrears on March 15, June 15, September 15 and December 15, commencing on September 15, 2006, subject to the conditions described in this prospectus supplement under "Description of the Capital Securities." You will receive interest payments on your Capital Securities only in cash. As more fully described in this prospectus supplement, we may defer interest payments for any period of time; provided, however, that such deferred payments will become immediately due and payable if we make any payment on, or repurchase or redeem (subject to certain exceptions), our Junior Securities or Parity Securities (each as defined herein). Although you will always receive cash in satisfaction of any payments, we may, in certain circumstances, elect and, in the case of deferred payments, be required to satisfy our obligation to make such payments in cash by issuing our Common Shares which, when sold, will provide a sufficient amount of cash necessary to make all such payments.

        We will apply to list the Capital Securities on the New York Stock Exchange. Trading of the Capital Securities is expected to begin within 30 days after the initial delivery of the Capital Securities.

        Investing in the Capital Securities involves risks. See "Risk Factors" beginning on page S-12.

	Price to Public(1)	Underwriting Discount(2)	Proceeds to AEGON N.V.(3)

Per Capital Secutity	%	%	%

Total	$	$	$

(1)
Plus accrued interest, if any, from                        , 2006 if settlement occurs after that date.

(2)
We will pay the underwriters compensation of 3.15% per Capital Security for sales of $250,000 or less in aggregate principal amount of Capital Securities and 2.00% per Capital Security for sales in excess of $250,000 in aggregate principal amount of Capital Securities to a single purchaser.

(3)
Before deducting expenses. See "Underwriting."

        We have granted the underwriters a 30-day option to purchase up to an additional $              principal amount of Capital Securities to cover over-allotments, if any, at the offering price less the underwriting discount. If the option is exercised in full, the total Price to Public, Underwriting Discount, and Proceeds to AEGON N.V. will be $                , $                and $                , respectively. Any Capital Securities issued or sold under the option will have the same terms and conditions as the Capital Securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters will deliver the Capital Securities in book-entry form only through the facilities of The Depository Trust Company on or about June     , 2006. Beneficial interests in the Capital Securities will be shown on, and transfers thereof will be effected only through, records maintained by The Depository Trust Company and its participants, including Clearstream Banking, société anonyme, and Euroclear Bank SA/NV.

Citigroup	Merrill Lynch & Co.

Morgan Stanley	UBS Investment Bank	Wachovia Securities

ABN AMRO Incorporated	BNP Paribas LLC	JPMorgan	RBC Capital Markets

The date of this Prospectus Supplement is June    , 2006.

Prospectus Supplement

i

        We have not, and the underwriters have not, taken any action to permit a public offering of the Capital Securities outside the United States or to permit the possession or distribution of this prospectus supplement and the accompanying prospectus outside the United States in any jurisdiction where action for that purpose is required. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the Capital Securities and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. We reserve the right to withdraw this offering of Capital Securities at any time.

        This prospectus supplement and the accompanying prospectus are not a prospectus for the purpose of the Securities Trade Supervision Act 1995 and have not been approved by the Netherlands Authority for the Financial Markets ("AFM").

        For information relating to transactions that stabilize the market price of the Capital Securities in connection with the offering, see "Underwriting—Price Stabilization and Short Positions."

ABOUT THIS PROSPECTUS SUPPLEMENT

        You should rely only on information contained in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. We are offering to sell Capital Securities, and seeking offers to buy Capital Securities, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or the time of any sale of the Capital Securities. Our business, financial condition, results of operations and prospects may have changed since that date. In this prospectus supplement and the accompanying prospectus, "we," "us," "our" and "AEGON" refer to AEGON N.V. and any or all of our subsidiaries and joint ventures as the context requires.

        This prospectus supplement contains the terms of the offering of Capital Securities. Certain additional information about us is contained in the accompanying prospectus. This prospectus supplement, or the information incorporated by reference in this prospectus supplement or in the accompanying prospectus, may add, update or change information in the accompanying prospectus. If the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement or in the accompanying prospectus is inconsistent with the accompanying prospectus, this prospectus supplement or the information incorporated by reference in this prospectus supplement or in the accompanying prospectus, as applicable, will apply and will supersede the information in the accompanying prospectus. Terms used in this prospectus supplement that are otherwise not defined will have the meanings given to them in the accompanying prospectus or the Indenture (as defined under "Description of the Capital Securities" beginning on page S-18 of this prospectus supplement).

        It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to under "Where You Can Find More Information About Us" on page S-15 of this prospectus supplement and page 3 of the accompanying prospectus.

THE OFFERING

        This summary may not contain all of the information that may be important to you. You should read the entire prospectus supplement and the accompanying prospectus, including the financial data and related notes and the documents incorporated by reference in this prospectus supplement, including the section entitled "Risks relating to our business" beginning on page 9 of our 2005 Annual Report on Form 20-F, and the accompanying prospectus, before making a decision to invest in the Capital Securities. Terms that are defined under "Description of the Capital Securities" or in the accompanying prospectus have the same meaning when used herein.

        The Capital Securities will be a separate series of subordinated debt securities of AEGON N.V. as described in this prospectus supplement and the accompanying prospectus and will be issued under an Indenture, as supplemented by a fifth supplemental indenture between AEGON N.V., and Citibank, N.A., as trustee.

Issuer	AEGON N.V.
Securities Offered	% Perpetual Capital Securities, in an aggregate principal amount of $ .
Redemption
The Capital Securities are perpetual securities and have no fixed maturity date or redemption date and the holders have no right to call for their redemption. The Capital Securities are redeemable at our option, in whole (but not in part) at their aggregate principal amount, together with any Outstanding Payments, on September 15, 2011 which we refer to as the "First Call Date," or any Interest Payment Date thereafter. The Capital Securities are also subject to redemption upon the occurrence of a Tax Event or for regulatory reasons, each as described in this prospectus supplement under "Description of the Capital Securities—Redemption and Purchases."
Interest	The Capital Securities will bear interest from (and including) the issue date at a rate of % per annum.

Subject to the conditions described in this prospectus supplement, we will make interest payments in an amount equal to the interest accrued from (and including) the immediately preceding Interest Payment Date in respect of which interest has been paid or from (and including) the date of issue, if no interest has been paid, to (but excluding) the applicable Interest Payment Date.
Calculation of Interest	Interest on the Capital Securities will be computed and paid on the basis of a 360-day year consisting of 12 months of 30 days each.
Interest Payment Dates
Subject as described below, interest on the Capital Securities will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on September 15, 2006. We refer to these dates as Interest Payment Dates.

If any Interest Payment Date or the redemption date of the Capital Securities falls on a day that is not a Business Day, we will make the required payment on the next succeeding Business Day, and no additional interest will accrue in respect of any payment made on the next succeeding Business Day.
Regular Record Dates	We will pay interest through the paying agent to the person in whose name a Capital Security is registered at the close of business on March 1, June 1, September 1 and December 1.
Status and Subordination
The Capital Securities constitute our direct, unsecured, subordinated securities and rank equally without any preference among themselves and rank equally with any Parity Securities and Parity Guarantees and rank in priority to any Junior Securities or Junior Guarantees. The rights and claims of the holders of Capital Securities are subordinated to the claims of our Senior Creditors, present and future.
When we refer to Senior Creditors, we mean all our present and future creditors:
• who are unsubordinated creditors;
•
whose claims are, or are expressed to be, subordinated (whether only in the event of a winding-up (faillissement or vereffening na ontbinding) or otherwise) only to the claims of our unsubordinated creditors; and
• who are subordinated creditors, other than those whose claims are, or are expressed to rank, equally with, or junior to, the claims of holders of Capital Securities.

For the avoidance of doubt, the Capital Securities rank equally with our existing perpetual capital securities, which we refer to as our Existing Capital Securities. As of the date hereof, we have issued and outstanding five series of Existing Capital Securities in aggregate principal amounts of €950 million, $500 million, $1 billion, $500 million and $250 million, respectively.
Winding-Up Claims
The Capital Securities will rank on our winding-up (faillissement or vereffening na ontbinding) in priority to distributions on Junior Securities, Junior Guarantees and all classes of our share capital and will rank equally with each other and among themselves and will rank equally with any of our Parity Securities and Parity Guarantees, including our Existing Capital Securities then outstanding, but will be subordinated in right of payment to the prior payment in full of the claims of our Senior Creditors, present and future.

Condition of Payment
No Payment in respect of the Capital Securities will be payable except to the extent that we are Solvent and not subject to a Regulatory Event, as applicable, and could make such Payment and still be Solvent and still not be subject to a Regulatory Event, as applicable, immediately thereafter.
Required Deferral of Payments	Required Deferral Prior to Our Becoming Subject to Capital Adequacy Regulations

If at any time before we become subject to Capital Adequacy Regulations we determine that we are not Solvent or that a Payment on the Capital Securities will result in us becoming not Solvent, we will be required to defer further Payments on the Capital Securities for any period of time until we become Solvent and are able to make the relevant Payment and remain Solvent. We must make such determination on the 20th Business Day prior to the date on which any Payment would, in the absence of a deferral in accordance with the terms and conditions of the Capital Securities, be due and payable.

Unless we elect to further defer such Payment pursuant to our optional right to defer referred to below, a Payment so deferred must be satisfied on the Interest Payment Date next following the 19th Business Day after we determine that we have become Solvent and that such Payment would not result in us becoming not Solvent again. We also may satisfy at any time any Payment so deferred by giving not less than 16 Business Days' prior notice to the trustee and the holders of the Capital Securities of such satisfaction (provided that at the time of satisfying such payment we are Solvent).
No interest will accrue on Payments we are required to defer.
Required Deferral After Our Becoming Subject to Capital Adequacy Regulations

If at any time after we have become subject to Capital Adequacy Regulations a Regulatory Event should occur and during the period such Regulatory Event is continuing, we will be required to defer further Payments on the Capital Securities for any period of time until we are no longer subject to a Regulatory Event and are able to make the relevant Payment without the occurrence of a Regulatory Event. We must make such determination on the 20th Business Day prior to the date on which any Payment would in the absence of deferral in accordance with the terms and conditions of the Capital Securities, be due and payable.

Unless we elect to further defer such Payment pursuant to our optional right to defer referred to below, a Payment so deferred must be satisfied on the Interest Payment Date next following the 19th Business Day after we determine that we are no longer subject to a Regulatory Event and that such Payment would not result in us becoming subject to a Regulatory Event again. We also may satisfy at any time any Payment so deferred by giving not less than 16 Business Days' prior notice of such satisfaction (provided that at the time of satisfying such Payment, we are no longer subject to a Regulatory Event).
No interest will accrue on Payments we are required to defer.
Optional Deferral of Payments
Subject to the payment restriction described below, we may elect to defer any Payment on the Capital Securities for any period of time. However, if we make this election, the Payment so deferred will bear interest at the Interest Rate for the full period of optional deferral.
Mandatory Payment Events; Mandatory Partial Payment Events
If a Mandatory Payment Event or Mandatory Partial Payment Event occurs then all Mandatorily Deferred Payments and Optionally Deferred Payments will become mandatorily due and payable in full on the date of the event as described under "Description of the Capital Securities—Dividend Pusher; Mandatory Payments and Mandatory Partial Payments." We will only satisfy our obligations to pay such Mandatorily Deferred Payments or Optionally Deferred Payments in accordance with the provisions of the Alternative Interest Satisfaction Mechanism.
Alternative Interest Satisfaction Mechanism
We will satisfy any Mandatorily Deferred Payments and Optionally Deferred Payments (with any interest accrued on such deferred payment, as applicable) using proceeds raised by the Alternative Interest Satisfaction Mechanism. In addition, we may elect at any time to satisfy any Payment using the Alternative Interest Satisfaction Mechanism. Applying this mechanism means that we will issue Common Shares for cash in an amount as required to provide enough cash for us to make full payments on the Capital Securities in respect of the relevant Payment. We will calculate the number of Common Shares that we must issue to raise the full amount of money due on the Capital Securities on the relevant Payment date. You will always receive Payments made in respect of the Capital Securities in cash.

Sufficiency and Availability of Common Shares
We are required to keep available for issue enough Common Shares as we reasonably consider would be required for issuance in order to satisfy from time to time the next year's scheduled Interest Payments and any Mandatorily Deferred Payments or Optionally Deferred Payments.
Market Disruption Event
If, in our opinion, a Market Disruption Event exists on or after the 15th Business Day preceding any date upon which we are due to satisfy a payment using the Alternative Interest Satisfaction Mechanism (which may be mandatory if it concerns a deferred payment and which we may elect to do in other cases), we may delay making payment to you until the Market Disruption Event no longer exists. Any such Mandatorily Deferred Payment or Optionally Deferred Payment will bear interest at the Interest Rate from the date on which such relevant Payment was due to be made if the Market Disruption Event continues for 14 days or more beyond the Interest Payment Date.
"Market Disruption Event" means:
•
the occurrence or existence of any suspension of or limitation imposed on trading by reason of movements in price exceeding limits permitted by Euronext Amsterdam N.V. or the New York Stock Exchange or on settlement procedures for transactions in the Common Shares on Euronext Amsterdam N.V. or the New York Stock Exchange if, in any such case, that suspension or limitation is material in the context of the sale of the Common Shares;
•
in our opinion, there has been a substantial deterioration in the price and/or value of the Common Shares; or circumstances are such as to prevent or to a material extent restrict the issue or delivery of the Common Shares;
•
where, pursuant to the terms of the Indenture, monies are required to be converted from one currency into another currency in respect of any payment, the occurrence of any event that makes it impracticable to effect such conversion; or
•
where, in our opinion, there will have been such a change in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would in our view be likely to prejudice materially the success of the offering and distribution of our Common Shares or dealings in the Common Shares in the secondary market, if any.
Additional Amounts	We will pay Additional Amounts to you to gross up Interest Payments upon the imposition of Dutch withholding tax, subject to customary exceptions.

Redemption for Tax Reasons
Upon the occurrence of certain tax events, we may redeem the Capital Securities in whole (but not in part) on the next Interest Payment Date, including before, on or after the First Call Date, at their aggregate principal amount, together with any Outstanding Payments.
Redemption or Conversion for Regulatory Reasons
If, at any time after we become subject to Capital Adequacy Regulations, the relevant regulator has determined that securities of the nature of the Capital Securities cannot qualify as "own funds" or "core capital" (Tier 1 capital or equivalent) for the purposes of determination of such Capital Adequacy Regulations, then we may redeem the Capital Securities in whole (but not in part) at their aggregate principal amount together with any Outstanding Payments.

Subject to compliance with applicable regulatory requirements, we may also elect, at any time, to convert or exchange the Capital Securities in whole (but not in part) for another series of capital securities having materially the same terms.
Remedy for Non-Payment
If any Payment Default occurs and continues with respect to the Capital Securities, the trustee may pursue all legal remedies available to it, including commencing a judicial proceeding for the collection of the sums due and unpaid or a bankruptcy proceeding in the Netherlands (but not elsewhere), but the trustee may not declare the principal amount of any outstanding Capital Securities to be due and payable.

A "Payment Default" will occur with respect to the Capital Securities if we fail to pay or set aside for payment the amount due to satisfy any payment on the Capital Securities when due, and such failure continues for 14 days (as described under "Description of the Capital Securities—Non-Payment When Due; Limitation of Remedies"); provided that a Payment Event will not constitute a Payment Default.

If a Payment Event occurs and is continuing, the trustee may institute winding-up proceedings (faillissement or vereffening na ontbinding) exclusively in the Netherlands, but may not pursue any other legal remedy, including a judicial proceeding for the collection of the sums due and unpaid.
A "Payment Event" (and not a Payment Default) will occur if at the end of the 14-day grace period we fail to make such payment as a result of the existence of a Required Deferral Condition.

In the case of a Mandatory Payment Event or Mandatory Partial Payment Event, requiring payment of Interest on a succeeding Interest Payment Date or dates, if we fail to make such payment of Interest as a result of:
• the existence of a Required Deferral Condition or

• a deferral of an Interest Payment as permitted under the terms of the Indenture,

the relevant Interest Payment due on the Capital Securities will constitute an Outstanding Payment and will accumulate with any other Outstanding Payments until paid and will constitute neither a Payment Default nor a Payment Event.

Notwithstanding the foregoing, as a holder of the Capital Securities, you have the absolute and unconditional right to institute suit for the enforcement of any payment when due and such right may not be impaired without your consent.
Form
We will issue the Capital Securities only in fully registered form, without coupons, in the form of beneficial interests in one or more separate global securities (the "Global Securities") registered in the name of Cede & Co., as nominee for The Depository Trust Company, which we refer to as "DTC." The Capital Securities will not be issued in definitive form, except under certain limited circumstances described herein. See "Description of the Capital Securities—Book-entry System; Delivery and Form."
The Capital Securities will be issued only in denominations of $25, and integral multiples thereof.
Clearing Systems; Book-Entry System
The Capital Securities will be accepted for clearance by DTC, Euroclear, and Clearstream, Luxembourg. The initial distribution of the Capital Securities will be cleared through DTC only. Beneficial interests in the Global Securities will be shown on, and transfers thereof will be effected only through, the book-entry records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream. Owners of beneficial interests in the Capital Securities will receive all payments relating to their Capital Securities in U.S. dollars.
Selling Restrictions	The offering and sale of the Capital Securities are subject to all applicable selling restrictions. See "Underwriting."
Listing; Trading
We will apply to list the Capital Securities on the New York Stock Exchange under the symbol " ." Trading of the Capital Securities on the New York Stock Exchange is expected to begin within 30 days after the initial delivery of the Capital Securities.
Once listed, each Capital Security will trade as an individual unit at a trading price that will take into account the value, if any, of accrued but unpaid interest.
Governing Law
The Capital Securities and the related Indenture will be governed by, and construed in accordance with, the laws of the State of New York, except that the subordination provisions will be governed by and construed in accordance with the laws of the Netherlands.

Use of Proceeds	We intend to use the net proceeds of this offering for general corporate purposes.
Over-Allotment Option
We have granted to the underwriters a 30-day option to purchase up to an additional $ principal amount of Capital Securities to cover over-allotments, if any. Any Capital Securities issued or sold under the option will have the same terms and conditions as the Capital Securities.
Trustee	Citibank, N.A.
	Address:	Corporate Trust Office Attention: Agency & Trust 388 Greenwich Street, 14th Floor New York, New York 10013

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated using financial information calculated in accordance with International Financial Reporting Standards as adopted in the European Union ("IFRS").

Three Months Ended March 31,		Year Ended December 31,
2006	2005	2005	2004
1.9	2.1	2.0	2.0

        The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated using financial information calculated in accordance with generally accepted accounting principles in the United States ("U.S. GAAP") which differ in certain significant respects from IFRS. You can find a description of the significant differences between IFRS and U.S. GAAP in Note 18.57 to our consolidated financial statements, which are incorporated by reference from our annual report on Form 20-F for the year ended December 31, 2005 beginning on page 314 thereof. The ratio of earnings to fixed charges is calculated in accordance with Item 503 of Regulation S-K of the Securities Act of 1933, as amended. For more information, please see Item 19, Exhibit 7 of Form 20-F.

Year Ended December 31,
2005	2004	2003	2002		2001
1.8	1.8	1.7	—	(1)	1.3

(1)
The deficiency of our earnings to fixed charges based on U.S. GAAP was €841,000,000 during 2002.

        For purposes of determining the ratio of earnings to fixed charges, earnings is defined as income before tax plus fixed charges less dividends on preferred shares.* Fixed charges are calculated by adding (1) interest expensed and capitalized, (2) amortized premiums, discounts and capitalized expenses related to indebtedness, (3) interest on fixed annuities, guaranteed investment contracts and savings accounts, (4) dividends on preferred shares and (5) interest on perpetual capital securities.

*
For IFRS purposes also less interest on perpetual capital securities.

USE OF PROCEEDS

        We estimate that the net proceeds from this offering will be approximately $                . We intend to use the net proceeds of this offering for general corporate purposes.

RISK FACTORS

        Your investment in the Capital Securities entails risks. You should carefully consider the risk factors below, as well as the other information contained in this prospectus supplement and the accompanying prospectus, and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including our annual report on Form 20-F for the year ended December 31, 2005 and the risk factors described therein beginning on page 9 thereof, before investing in the Capital Securities.

We may defer payments on the Capital Securities for any period of time.

        We may elect to defer payments on the Capital Securities for any period of time, subject to our obligation to pay any Deferred Payments if we make any payments on our Junior Securities and Parity Securities. Unless deferral is required, deferred payments will bear interest at the Interest Rate for the full period of deferral. See "Description of the Capital Securities—Deferral of Payments."

We are required to defer payments on the Capital Securities if, at any time prior to us becoming subject to Capital Adequacy Regulations, we are not Solvent.

        If we determine that we are not Solvent or that a Payment on the Capital Securities will result in us becoming not Solvent, we will be required to defer further Payments on the Capital Securities for any period of time until we become Solvent and are able to make the Payment and remain Solvent. Any Payments so deferred will not accrue interest. See "Description of the Capital Securities—Deferral of Payments—Required Deferral of Payments Before We Are Subject to Capital Adequacy Regulations."

After we become subject to Capital Adequacy Regulations, we will be required to defer payments on the Capital Securities upon a Regulatory Event.

        Upon the occurrence of a Regulatory Event and during the period such Regulatory Event is continuing, we will be required to defer further Payments on the Capital Securities for any period of time until we are no longer subject to a Regulatory Event and are able to make the Payment without the occurrence of a Regulatory Event. Any Payments so deferred will not accrue interest. See "Description of the Capital Securities—Deferral of Payments—Required Deferral of Payments After We Become Subject to Capital Adequacy Regulations."

The Capital Securities are perpetual securities, and you will have no right to call for their redemption.

        The Capital Securities are perpetual securities and have no fixed maturity date or holder's redemption right. We are under no obligation to redeem the Capital Securities at any time and you have no right to call for their redemption.

The Capital Securities will rank below our secured debt, our senior notes, certain of our subordinated obligations and the liabilities of our subsidiaries.

        The Capital Securities will be direct, unsecured, subordinated obligations and will rank equally without any preference among themselves and among our Existing Capital Securities. The Capital Securities will be subordinated to the claims of all of our Senior Creditors, present and future. Currently, our outstanding Common Shares and preferred shares are our only securities that rank below the Capital Securities and the Existing Capital Securities are our only securities that currently rank equally with the Capital Securities. All of our other securities currently rank senior to the Capital Securities.

        The Capital Securities are obligations exclusively of AEGON N.V. AEGON N.V. is a holding company and conducts substantially all of its operations through its subsidiaries which own substantially all of its operating assets. Our subsidiaries are separate and distinct legal entities, and have no obligation to pay any amounts due or to provide us with funds to meet any payment obligations that arise thereunder. Our right to receive any assets of any of our subsidiaries, as an equity holder of such subsidiaries, upon their liquidation or reorganization, and therefore the right of the holders of Capital Securities to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including obligations to policyholders. On March 31, 2006, the total indebtedness and obligations of our consolidated subsidiaries to creditors was €2.843 billion in aggregate.

We are not prohibited from issuing further debt that may rank equally with or senior to the Capital Securities.

        There is no restriction on the amount of debt we may issue that ranks senior to the Capital Securities or on the amount of securities we may issue that rank equally with the Capital Securities. The issue of any such debt or securities may reduce the amount recoverable by you upon our bankruptcy or may increase the likelihood of a deferral of payments on the Capital Securities.

We may redeem the Capital Securities at any time if certain adverse tax or regulatory events occur and we may redeem the Capital Securities at our option on September 15, 2011 or at any time on any Interest Payment Date thereafter.

        Upon the occurrence of certain tax or regulatory events, as described more fully in this prospectus supplement under "Description of the Capital Securities—Redemption and Purchases," we may at our option redeem the Capital Securities at any time in whole, but not in part. We may also redeem the Capital Securities at our option, in whole but not in part, on or after September 15, 2011. Any redemption of the Capital Securities will be subject to the conditions described under "Description of the Capital Securities—Redemption and Purchases."

We may defer payments that we elect, or are required, to make pursuant to the Alternative Interest Satisfaction Mechanism should we fail to have a sufficient number of Common Shares available for issue.

        If we are to make a payment using the Alternative Interest Satisfaction Mechanism (which is mandatory if it concerns Deferred Payments and which we may elect to do in other cases) but we have an insufficient number of Common Shares available for issue, then our payment obligation will be suspended to the extent of such insufficiency until such time as sufficient Common Shares are available to satisfy all or part of the suspended payment obligation, as more fully described under "Description of the Capital Securities—Alternative Interest Satisfaction Mechanism—Reservation and Insufficiency of Common Shares."

We may defer payments on the Capital Securities if a Market Disruption Event occurs.

        If, following our decision to satisfy a payment using the Alternative Interest Satisfaction Mechanism, in our opinion a Market Disruption Event exists, such payment may be deferred until the cessation of such market disruption, as more fully described under "Description of the Capital Securities—Alternative Interest Satisfaction Mechanism—Market Disruption." Any such Mandatorily Deferred Payments or Optionally Deferred Payments will bear interest at the Interest Rate from the date on which such payment was due to be made if the Market Disruption Event continues for 14 days or more.

There are limitations on the remedies available to you and the trustee should we fail to pay amounts due on the Capital Securities.

        If a Payment Default occurs and continues with respect to the Capital Securities, the trustee may pursue all legal remedies available to it, including commencing a judicial proceeding for the collection of sums due and unpaid or commencing a bankruptcy proceeding in the Netherlands, but not elsewhere. The trustee may not, however, declare the principal amount of any outstanding Capital Security to be due and payable. Upon a Payment Event, the sole remedy available to the trustee for recovery of amounts owing in respect of any payment of principal in respect of the Capital Securities will be the institution of bankruptcy proceedings in the Netherlands. Although there is some doubt under Dutch law whether the trustee would be permitted to commence a bankruptcy proceeding in the Netherlands, in all cases any holder of the Capital Securities with a due and payable claim would be permitted to commence such proceedings in accordance with Dutch bankruptcy law. See "Description of the Capital Securities—Non-Payment When Due; Limitation of Remedies."

You will be deemed to have waived all rights of set-off.

        Subject to applicable law, you may not exercise or claim any right of set-off in respect of any amount we owe you arising under or in connection with the Capital Securities and you will be deemed, by virtue of holding the Capital Securities, to have waived all such rights of set-off. See "Description of the Capital Securities—Non-Payment When Due; Limitation of Remedies."

General market conditions and other factors could adversely affect market prices for the Capital Securities.

        Market prices for the Capital Securities can be expected to vary with changes in market and economic conditions, including changes in credit spreads and the market for similar securities, our financial condition and prospects, changes in our credit ratings (whether real or anticipated) and other factors that generally influence the market prices of securities.

The Capital Securities are a new issue of securities, and there is no assurance that a trading market will exist or that it will be liquid.

        The Capital Securities are a new issue of securities and have no established trading market. Although application will be made to list the Capital Securities on the New York Stock Exchange, there can be no assurance that an active trading market will develop. Even if an active trading market does develop, no one, including the underwriters, is required to maintain its liquidity.

You may not be entitled to receive U.S. dollars in a winding-up.

        If any holder of the Capital Securities is entitled to any recovery with respect to the Capital Securities in any winding-up, the holder of the Capital Securities might not be entitled in those proceedings to a recovery in U.S. dollars and might be entitled only to a recovery in euro or any other lawful currency of the Netherlands. In addition, under current Dutch law, our liability to holders of the Capital Securities, would have to be converted into euro or any other lawful currency of the Netherlands at a date close to the commencement of proceedings against us and holders of the Capital Securities would be exposed to currency fluctuations between that date and the date they receive proceeds pursuant to such proceedings, if any.

National Association of Insurance Commissioners (the "NAIC") may classify the Capital Securities.

        The NAIC reviews a broad array of securities, including so-called hybrid securities such as the Capital Securities, and may from time to time classify them into various categories. Depending on how the NAIC may classify the Capital Securities, they may be more or less attractive to U.S. insurance companies that may seek to invest in the Capital Securities, which may in turn affect the demand for the Capital Securities after this offering. You should consult with your own advisor about the implications to you, if any, of a classification by the NAIC with respect to the Capital Securities, if any.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        We file annual reports with and furnish other information to the U.S. Securities and Exchange Commission ("SEC"). You may read and copy any document that we have filed with or furnished to the SEC at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Our SEC filings are also available to the public through the SEC's web site at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room in Washington, D.C. and in other locations.

INCORPORATION OF CERTAIN INFORMATION WE FILE WITH THE SEC

        As permitted by the SEC, this prospectus supplement and the accompanying prospectus do not contain all the information you can find in our registration statement or the exhibits to the registration statement. The SEC allows us to "incorporate by reference" information into this prospectus supplement and the accompanying prospectus, which means that:

  •
  incorporated documents are considered part of this prospectus supplement and the accompanying prospectus;

  •
  we can disclose important information to you by referring you to those documents;

  •
  information that we file with the SEC after the date of this prospectus supplement that is incorporated by reference in this prospectus supplement and the accompanying prospectus automatically updates and supersedes this prospectus supplement and the accompanying prospectus; and

  •
  information that is more recent that is included in this prospectus supplement and the accompanying prospectus automatically updates and supersedes information in documents incorporated by reference with a date earlier than this prospectus supplement.

        We incorporate by reference into this prospectus supplement and the accompanying prospectus our documents listed below:

  •
  Annual Report on Form 20-F for the fiscal year ended December 31, 2005;

  •
  Report on Form 6-K furnished to the SEC on April 26, 2006 relating to resolutions passed at the annual general meeting of shareholders of AEGON N.V.;

  •
  Report on Form 6-K furnished to the SEC on May 10, 2006;

  •
  Report on Form 6-K furnished to the SEC on May 12, 2006 relating to our first quarter 2006 financial results;

  •
  Report on Form 6-K furnished to the SEC on May 22, 2006;

  •
  Report on Form 6-K furnished to the SEC on May 31, 2006; and

  •
  each of the following documents that we file with or furnish to the SEC after the date of this prospectus supplement from now until we terminate the offering of securities under this prospectus supplement, the accompanying prospectus and the registration statement:

  •
  reports filed under Section 13(a), 13(c) or 15(d) of the Exchange Act, and

  •
  reports filed or furnished on Form 6-K that indicate that they are incorporated by reference in this prospectus supplement or the accompanying prospectus.

        These documents contain important information about us and our financial condition. You may obtain copies of these documents in the manner described above. You may also request a copy of these filings (excluding exhibits) at no cost by contacting us as follows:

Investor Relations	Investor Relations
AEGON N.V.	AEGON USA, Inc.
P.O. Box 202	1111 North Charles Street
2501 CE The Hague	Baltimore, MD 21201
The Netherlands	USA
Tel: 011-31-70-344-8305	Tel: 1-410-576-4577
Fax: 011-31-70-383-2773	Fax: 1-410-347-8685
E-mail: groupir@aegon.com	E-mail: ir@aegonusa.com

CAPITALIZATION

        The following table sets forth our consolidated capitalization (a) as of March 31, 2006 and (b) as of March 31, 2006, as adjusted to give effect to this offering of Capital Securities and use of the net proceeds therefrom. It is important that you read this table in conjunction with, and it is qualified by reference to the historical financial statements and related notes in the information relating to our results for the three months ended March 31, 2006 furnished to the SEC on May 12, 2006 on Form 6-K, incorporated by reference in this prospectus.

        The following table uses financial information derived from accounting policies based on IFRS.

	As of March 31, 2006
	Actual	Adjusted(1)
	(in millions of €)
Preferred shares par value(2)	59	59
Common shares par value(2)	192	192
Surplus funds	18,588	18,588

Shareholders' equity	18,839	18,839
Share options	5	5
Junior perpetual capital securities, year of first call: 2010(3)	636	636
Junior perpetual capital securities, year of first call: 2014(4)	1,352	1,352
Junior perpetual capital securities, year of first call: 2015(5)	821	821
Capital Securities offered hereby	—
Perpetual cumulative subordinated bonds(6)	567	567
Minority interest	18	18

Group equity	22,238
Trust pass—through securities(6)	425	425
Subordinated borrowings(6)	279	279
Senior borrowings related to insurance activities(6)	2,092

Total capital base	25,034	25,034

(1)
Adjusted to reflect this offering and use of the net proceeds therefrom.

(2)
On March 31, 2006, our issued share capital consisted of 235,530,000 preferred shares, par value €0.25 per share, and 1,599 million common shares, par value €0.12 per share, net of shares held in our treasury. Our preferred shares and common shares are Junior Securities.

(3)
Consists of two series of perpetual capital securities in aggregate principal amount of $500 million and $250 million, respectively, each of which are Parity Securities.

(4)
Consists of two series of perpetual capital securities in aggregate principal amount of €950 million and $500 million, respectively, each of which are Parity Securities.

(5)
Consists of a series of perpetual capital securities in aggregate principal amount of $1 billion, which are Parity Securities.

(6)
Holders of all such obligations are Senior Creditors.

DESCRIPTION OF THE CAPITAL SECURITIES

        The following description of the particular terms of the Capital Securities supplements the description of the general terms and provisions of the Capital Securities set forth under "Description of Debt Securities" beginning on page 11 in the accompanying prospectus. The accompanying prospectus contains a detailed summary of additional provisions of the Capital Securities and of the Indenture under which they will be issued. Certain provisions of this section are summaries of the accompanying prospectus and subject to its detailed provisions. You should read all the provisions of the accompanying prospectus and the Indenture. The following description of the Capital Securities replaces the accompanying prospectus in the event of any inconsistency.

        The following description is only a summary and does not describe every aspect of the Capital Securities or the Indenture. Therefore, it may not contain all of the information that is important to you as a potential purchaser of the Capital Securities. If you purchase the Capital Securities, your rights will be determined by the Capital Securities, the Indenture and the Trust Indenture Act of 1939. In light of this, you should read the Indenture and the form of the Capital Securities filed with the Securities and Exchange Commission before making an investment decision. You can read the Indenture and the form of Capital Securities at the locations listed under "Where You Can Find More Information About Us" in this prospectus supplement.

        The Capital Securities will be issued under an indenture, dated as of October 11, 2001, between AEGON N.V., AEGON Funding Corp., AEGON Funding Corp. II and Citibank, N.A., as trustee, as such indenture has been modified and supplemented to the date hereof, and as shall be further modified by a fifth supplemental indenture to be dated as of June     , 2006 (the "Fifth Supplemental Indenture") between AEGON N.V. and Citibank, N.A., as trustee, which we refer to collectively as the "Indenture." The Capital Securities will be treated as a separate series of our subordinated debt securities. We will file a copy of the Fifth Supplemental Indenture relating to the Capital Securities and the form of the Capital Securities with the SEC. In accordance with the terms of the Indenture, we are permitted to issue additional Capital Securities that would be considered part of the same series of Capital Securities we are offering pursuant to this prospectus supplement.

FORM AND DENOMINATION

        We will issue the Capital Securities only in fully registered form, without coupons, in the form of beneficial interests in one or more Global Securities. The Capital Securities will be issued in denominations of $25 and integral multiples thereof. We will issue the Capital Securities as Global Securities registered in the name of Cede & Co., as nominee for DTC. Please read "—Book-Entry System; Delivery and Form" for more information about the form of the Capital Securities and their clearance and settlement.

INTEREST

Interest Payment Dates

        Subject to our right to defer Interest Payments as described under "—Deferral of Payments," interest on the Capital Securities will be payable quarterly in arrears in equal payments for any full Interest Period on March 15, June 15, September 15 and December 15 of each year, commencing on September 15, 2006 at a fixed rate per annum on their outstanding principal amount equal to    % (calculated on a 30/360 day basis). We refer to such rate as the "Interest Rate" and to each such date as an "Interest Payment Date." If any Interest Payment Date or the redemption date of the Capital Securities falls on a day that is not a Business Day, we will make the required payment on the next succeeding Business Day and no additional interest will accrue in respect of any payment made on the next succeeding Business Day.

        Interest is payable from the date of issue of the Capital Securities or from the most recent date to which interest on such Capital Security has been paid or duly provided for, until the principal amount of such Capital Security is paid or duly made available for payment. We will pay interest through the paying agent to the person in whose name the Capital Security is registered on the record date.

        Subject to the conditions described in this prospectus, we will make interest payments in an amount equal to the interest accrued from (and including) the immediately preceding Interest Payment Date in respect of which interest has been paid or from (and including) the date of issue, if no interest has been paid, to (but excluding) the applicable Interest Payment Date (each, an "Interest Period"). Each Capital Security will cease to bear interest from the due date for redemption, if any, unless, upon due presentation, payment of principal is improperly withheld or refused. In such event, it will continue to bear interest at the Interest Rate.

DEFERRAL OF PAYMENTS

        We must make each Interest Payment on the relevant Interest Payment Date subject to and in accordance with the provisions contained herein. Subject to the conditions described herein under "—Status" and "—Dividend Pusher; Mandatory Payments and Mandatory Partial Payments," we must or may defer an Interest Payment and any other Payment in the following circumstances.

Required Deferral of Payments Before We Are Subject to Capital Adequacy Regulations

        (a)       If, prior to such date as we become subject to Capital Adequacy Regulations, on the 20th Business Day prior to the date on which any payment (not including principal) would otherwise be due and payable, we determine that we are not Solvent or that payment of the relevant payment or part thereof would result in us becoming not Solvent, we must defer such payment or such part thereof, as the case may be, by giving notice to the trustee and the holders of Capital Securities. We refer to such deferred payment (together with any required deferral due to a Regulatory Event (as described below)) as a "Mandatorily Deferred Payment" and to such notice as well as any similar notice given in the event of a Mandatorily Deferred Payment due to the occurrence of a Regulatory Event or an Optionally Deferred Payment (as described below) as a "Deferral Notice." A Deferral Notice must be given not less than 16 Business Days prior to the payment due date. This required deferral is subject to the Alternative Interest Satisfaction Mechanism.

        If, after we defer a payment for this reason, the relevant Required Deferral Condition is no longer met on the 20th Business Day preceding any subsequent Interest Payment Date, then we will satisfy such payment on the relevant Deferred Interest Satisfaction Date by giving notice, not less than 16 Business Days prior to the Deferred Interest Satisfaction Date, to the trustee and the holders of Capital Securities that we will satisfy such payment on such date.

        (b)       We will not satisfy such payment on the relevant Deferred Interest Satisfaction Date referred to above, if:

  •
  we have previously elected to satisfy such payment earlier (provided that, at the time of satisfying such payment, the relevant Required Deferral Condition fails to be met) by delivering a notice to the trustee and the holders of Capital Securities not less than 16 Business Days prior to the relevant Deferred Interest Satisfaction Date that we will satisfy such payment on such date; or

  •
  we validly elect to use our right to optionally defer any such payment that would otherwise have been required to be paid on such Deferred Interest Satisfaction Date as described below under "—Optionally Deferred Payments."

        (c)       We may only satisfy our obligation to pay a Mandatorily Deferred Payment in accordance with the Alternative Interest Satisfaction Mechanism. A Mandatorily Deferred Payment will not accrue interest, except under the circumstances we describe under "—Alternative Interest Satisfaction Mechanism."

Required Deferral of Payments After We Become Subject to Capital Adequacy Regulations

        (a)       If, after such date as we become subject to Capital Adequacy Regulations, on the 20th Business Day prior to the date on which any payment (not including principal) would otherwise be due and payable, we determine that we are subject to a Regulatory Event or that payment of the relevant payment or part thereof would result in us becoming subject to a Regulatory Event, we must defer such payment or such part thereof, as the case may be, by giving a Deferral Notice to the trustee and the holders of Capital Securities. A Deferral Notice must be given not less than 16 Business Days prior to the payment due date.

        If, after we defer a payment for this reason, the relevant Required Deferral Condition is no longer met on the 20th Business Day preceding any subsequent Interest Payment Date, then we will satisfy such payment on the relevant Deferred Interest Satisfaction Date by giving notice, not less than 16 Business Days prior to the Deferred Interest Satisfaction Date, to the trustee and the holders of Capital Securities that we will satisfy such payment on such date.

        (b)       We will not satisfy such payment on the relevant Deferred Interest Satisfaction Date referred to above, if:

  •
  we have previously elected to satisfy such payment earlier (provided that, at the time of satisfying such payment, the relevant Required Deferral Condition fails to be met) by delivering a notice to the trustee and the holders of Capital Securities not less than 16 Business Days prior to the relevant Deferred Interest Satisfaction Date that we will satisfy such payment on such date; or

  •
  we validly elect to use our right to optionally defer any such payment that would otherwise have been required to be paid on such Deferred Interest Satisfaction Date as described below under "—Optionally Deferred Payments."

        (c)       We may only satisfy our obligations to pay a Mandatorily Deferred Payment in accordance with the Alternative Interest Satisfaction Mechanism. A Mandatorily Deferred Payment will not accrue interest, except under the circumstances we describe under "—Alternative Interest Satisfaction Mechanism."

        Any Mandatorily Deferred Payment will be satisfied from the proceeds of the issue of Common Shares as described herein under "—Alternative Interest Satisfaction Mechanism."

Optionally Deferred Payments

        Subject to the conditions described under "Dividend Pusher; Mandatory Payments and Mandatory Partial Payments", we may at any time in our sole discretion and for any reason defer all or part of any Payment that would in the absence of deferral be due and payable by giving a Deferral Notice to the trustee and the holders of Capital Securities not less than 16 Business Days prior to the relevant due date. We will then, subject to the absence of a Required Deferral Condition, satisfy any such Optionally Deferred Payment at any time by means of an issuance of Common Shares in accordance with the Alternative Interest Satisfaction Mechanism, upon delivery of a notice to the trustee and the holders of Capital Securities, not less than 16 Business Days prior to the relevant Deferred Interest Satisfaction Date, informing them of our election to so satisfy such payment and specifying the relevant Deferred Interest Satisfaction Date.

        Optionally Deferred Payments will bear interest at the Interest Rate from (and including) the date on which, but for such deferral, the Optionally Deferred Payment would otherwise have been due to be made to (but excluding) the relevant Deferred Interest Satisfaction Date.

DIVIDEND PUSHER; MANDATORY PAYMENTS AND MANDATORY PARTIAL PAYMENTS

        We will give a Deferral Notice in the case of a Required Deferral Condition and we may give a Deferral Notice, in our sole discretion and for any reason, in the case of an Optionally Deferred Payment, except that any such Deferral Notice as to a payment required to be paid pursuant to a Mandatory Payment Event or Mandatory Partial Payment Event pursuant to paragraph (a) below will have no force or effect.

        We will be required to make payments on the Capital Securities in the following circumstances.

        (a)       If a Mandatory Payment Event or Mandatory Partial Payment Event (each as described below) occurs then all Mandatorily Deferred Payments and Optionally Deferred Payments will become mandatorily due and payable in full on the date of the event. Notwithstanding any provision to the contrary herein, we will only satisfy our obligations to pay such Mandatorily Deferred Payments and Optionally Deferred Payments in accordance with the provisions of the Alternative Interest Satisfaction Mechanism.

        (b)       If a Mandatory Payment Event occurs, then the Interest Payments payable on the next four consecutive Interest Payment Dates, the next two consecutive Interest Payment Dates or the next Interest Payment Date, as the case may be, following the Mandatory Payment Event, depending on whether the Junior Security, the Parity Security or the security benefiting from a Junior Guarantee or a Parity Guarantee pays dividends or income distributions on an annual basis, a semi-annual basis or a quarterly basis, as the case may be, will be mandatorily due and payable in full on the relevant Interest Payment Dates. We may, but will not be required to, satisfy our obligation to make the Interest Payment payable on such Interest Payment Date in accordance with the Alternative Interest Satisfaction Mechanism.

        A Mandatory Payment Event occurs if:

  •
  we declare, pay or distribute a dividend or make a payment (other than a dividend in the form of Common Shares) on any of our Junior Securities or make a payment on a Junior Guarantee;

  •
  any of our subsidiaries or any corporate body, partnership or cooperative in which we have a direct or indirect financial, commercial or contractual majority interest, which we refer to as an Undertaking, declares, pays or distributes a dividend on any security issued by it benefiting from a Junior Guarantee or makes a payment (other than a dividend in the form of Common Shares) on any security issued by it benefiting from a Junior Guarantee;

  •
  we or any of our subsidiaries or Undertakings redeems, purchases or otherwise acquires for any consideration any of our Junior Securities, Parity Securities or securities issued by any of our subsidiaries or Undertakings benefiting from a Junior Guarantee or Parity Guarantee, other than:

  •
  by conversion into or in exchange for our Common Shares;

  •
  in connection with transactions effected by or for the account of our customers or customers of any of our subsidiaries or in connection with the distribution, trading or market-making activities in respect of those securities;

  •
  in connection with our satisfaction of our, or the satisfaction by any of our subsidiaries of its, obligations under any of our employee benefit plans or similar arrangements with or for the benefit of employees, officers, directors or consultants of AEGON;

    •
    as a result of a reclassification of us or any of our subsidiaries or the exchange or conversion of one class or series of capital stock for another class or series of capital stock; or

    •
    the purchase of fractional interests in shares of our capital stock or the capital stock of any of our subsidiaries pursuant to the conversion or exchange provisions of that capital stock (or the security being converted or exchanged); or

  •
  any moneys are paid to or made available for a sinking fund or for redemption of any Junior Securities, Parity Securities or any securities issued by any of our subsidiaries or Undertakings benefiting from a Junior Guarantee or Parity Guarantee;

in all such cases described above, except where it concerns a payment, purchase or redemption that we are obliged to make pursuant to our Articles of Association as they read prior to the relevant deferral or equity swap, forward, repo or equity derivative transactions we conclude prior to the relevant deferral.

        (c)       If a Mandatory Partial Payment Event occurs, then Mandatory Partial Payments will be mandatorily due and payable in respect of each Capital Security. Such Mandatory Partial Payments will be payable on the next four consecutive Interest Payment Dates, the next two consecutive Interest Payment Dates or the next Interest Payment Date, as the case may be, after the occurrence of such Mandatory Partial Payment Event, depending on whether the Parity Securities pay dividends or income distributions on an annual basis, a semi-annual basis or a quarterly basis, as the case may be. We may, but will not be required to, satisfy our obligation to pay any Mandatory Partial Payments in accordance with the Alternative Interest Satisfaction Mechanism.

        A Mandatory Partial Payment Event occurs if:

  •
  we declare, pay or distribute a dividend or make a payment on any of our Parity Securities or make any payment on any of our Parity Guarantees (except where it concerns a payment, purchase or redemption that we are obliged to make pursuant to our Articles of Association as they read prior to the relevant deferral or equity swap, forward, repo or equity derivative transactions concluded by us prior to the relevant deferral); or

  •
  any of our subsidiaries or Undertakings declares, pays or distributes a dividend on any security issued by it benefiting from a Parity Guarantee or makes a payment on any security issued by it benefiting from a Parity Guarantee.

ALTERNATIVE INTEREST SATISFACTION MECHANISM

        We will satisfy any Mandatorily Deferred Payments and any Optionally Deferred Payments (with any interest accrued thereon, as applicable) using proceeds raised by the Alternative Interest Satisfaction Mechanism. In addition, we may elect at any time to satisfy our obligation to make any Payment (other than Deferred Payments and a payment of principal) to holders of Capital Securities by using the Alternative Interest Satisfaction Mechanism. Applying this mechanism means that we will issue Common Shares for cash in an amount as required to provide enough cash for us to make full payments on the Capital Securities in respect of the relevant Payment. We will calculate the number of Common Shares that we must issue to raise the full amount of money due on the Capital Securities on the relevant payment date plus the claims for the costs and expenses to be borne by us in connection with using the Alternative Interest Satisfaction Mechanism. You will always receive Payments made in respect of the Capital Securities in cash.

        If we use the Alternative Interest Satisfaction Mechanism, we will notify the trustee not less than 16 Business Days prior to the relevant Interest Payment Date. Unless there is a required or an optional deferral of payment in accordance with the provisions described in this prospectus supplement under

"—Deferral of Payments," Payments must be satisfied in accordance with the provisions described in this prospectus supplement under "—Payments on the Global Securities—Method of Payment."

Issue of Common Shares

        If we satisfy any Payment in accordance with the Alternative Interest Satisfaction Mechanism then, subject to the conditions described under "—Reservation and Insufficiency of Common Shares" and "—Market Disruption," the following will occur.

        (a)       By close of business on or before the seventh Business Day prior to the relevant Interest Payment Date or Deferred Interest Satisfaction Date we will have authorized for issue such number of Common Shares as, in our determination, have a market value (after conversion from euro into U.S. dollars, if applicable) of not less than the relevant Payment to be satisfied.

        (b)       We will procure purchasers for such Common Shares as soon as possible after the above-mentioned authorization for the issue of Common Shares, but not later than the fourth Business Day prior to the Relevant Date.

        (c)       If, after the operation of the above procedures, there would, in our opinion, be a shortfall on the date on which the relevant Payment is due, we will issue further Common Shares in accordance with the provisions of the Indenture to ensure that a sum at least equal to the relevant Payment is available to make the Payment in full on the relevant due date, provided that if, despite these efforts, such a shortfall exists on the relevant due date we will continue to issue Common Shares until the trustee shall have received funds equal to the full amount of such shortfall.

Receipt of Cash Proceeds in Respect of Issue of Common Shares to be Used to Satisfy Payment

        If we elect or if we are required to make a Payment hereunder by using the proceeds of an issue of Common Shares, and, in accordance with our obligations, we issue such Common Shares under the Indenture, we will sell such Common Shares in the market. Subject to the conditions described below under "Status—Conditions of Payment," the cash proceeds we receive on the sale of the Common Shares in the market will be used to satisfy the relevant Payment or, as the case may be, the relevant part of such Payment. We will transfer the cash proceeds (or such amount of cash proceeds as is necessary (after conversion from euro to U.S. dollars, if applicable) to make the relevant Payment) to the trustee on the Business Day preceding the relevant payment date for Payment by the trustee, on the relevant payment date, towards the relevant Payments to be satisfied. The trustee shall pay to the holders of Capital Securities the proceeds of the sale of Common Shares in respect of the relevant Payment.

Reservation and Insufficiency of Common Shares

        (a)       We are required to keep available for issue enough Common Shares as we reasonably consider would be required to satisfy from time to time the next year's scheduled Interest Payments and any Mandatorily Deferred Payments or Optionally Deferred Payments. No damages will be payable for breach of this covenant but, if we breach this requirement, the trustee may require that we hold, as soon as practicable, an extraordinary general meeting of our shareholders at which we will seek a resolution to remedy the breach. The trustee is not obliged to monitor our compliance with this paragraph and is entitled to assume, unless it has actual knowledge to the contrary, that we are complying with our obligations under this paragraph.

        (b)       In the event that we do not, on the date when the number of Common Shares required to be issued is determined, have a sufficient number of Common Shares available for issue, then we will notify the trustee and the holders of Capital Securities that all or part, as the case may be, of the relevant Payment cannot be so satisfied due to the events described in this paragraph. In this case the

Payment or part thereof will be satisfied following the date of the next annual general meeting or extraordinary general meeting of our shareholders at which a resolution is passed making a sufficient number of Common Shares available to satisfy all or such part of the relevant Payment.

        However, if the number of Common Shares authorized to be issued at any such meeting is insufficient to satisfy all or such part of the relevant Payment then we will apply the proceeds of those Common Shares so issued in partial satisfaction of all or such part of the relevant Payment. Following the passage of any such resolution, we will notify the trustee and the holders of Capital Securities of the date upon which the relevant Payment or, as the case may be, the part thereof is to be made on not less than 16 Business Days' notice. The relevant Payment or part thereof that is not so satisfied will, unless it is a Mandatorily Deferred Payment that had been deferred as described under "—Deferral of Payments" and has not subsequently been satisfied or deferred in accordance with an optional deferral as described under "—Deferral of Payments—Optionally Deferred Payments," continue to accrue interest from (and including) the date on which Payment would otherwise have been due to (but excluding) the date on which such Payment or part thereof is satisfied or, in the event of a Market Disruption Event, the date on which such Payment or part thereof would, but for the occurrence of such Market Disruption Event, have been satisfied (from which date interest (if any) will accrue on such Payment as described under "—Market Disruption") at the Interest Rate.

        (c)       If, in the case of an insufficiency of Common Shares, we do not hold an annual general meeting within six months of giving the above first-mentioned notice, at which a resolution to make a sufficient number of Common Shares so available is proposed, the trustee will by notice require us to convene an extraordinary general meeting at which such a resolution will be proposed, on a date falling within 10 weeks of such notice from the trustee.

        (d)       In the event that any such resolution proposed at any such annual general meeting or extraordinary general meeting is rejected, such resolution will be proposed at each annual general meeting or any extraordinary general meeting thereafter until such time as such resolution has been passed by our shareholders.

Market Disruption

        Notwithstanding the provisions described above under "Issue of Common Shares," if, in our opinion, a Market Disruption Event exists on or after the 15th Business Day preceding any date upon which a payment or part thereof is due to be made or satisfied using the Alternative Interest Satisfaction Mechanism, then we may give notice to the trustee and the holders of Capital Securities as soon as possible after the Market Disruption Event has arisen or occurred, whereupon the relevant payment will be deferred until such time as, in our opinion, the Market Disruption Event no longer exists.

        Any such deferred payment or part thereof will be satisfied as soon as practicable after the Market Disruption Event no longer exists. Except as provided in the next sentence, interest will not accrue on such deferred payment or part thereof, however, during a Market Disruption Event. If we do not make the relevant payment or part thereof for a period of 14 days or more after its due date, even if the Market Disruption Event is continuing, interest will accrue on such deferred payment or part thereof from (and including) the date on which the relevant payment or part thereof was due to be made to (but excluding) the date on which such payment or part thereof is made. Any such interest will accrue at the Interest Rate and will be satisfied only in accordance with the Alternative Interest Satisfaction Mechanism and as soon as reasonably practicable after the relevant deferred payment is made. No liability will attach to the trustee or its agents if, as a result of a Market Disruption Event or any other event outside the control of the trustee or any such agent, the trustee or any such agent is unable to comply with its duties in connection with any payment made pursuant to the Alternative Interest Satisfaction Mechanism.

Certification to Trustee

        We will certify to the trustee that the proceeds used to make any Mandatorily Deferred Payments or Optionally Deferred Payments have been funded through the issue of Common Shares that will provide the cash amount due in respect of the Mandatorily Deferred Payments or Optionally Deferred Payments.

STATUS

Status and Subordination of the Capital Securities

        The Capital Securities constitute our direct, unsecured, subordinated securities and rank equally without any preference among themselves and rank equally with any Parity Securities and Parity Guarantees and rank in priority to any Junior Securities and Junior Guarantees. The rights and claims of the holders of Capital Securities are subordinated to the claims of our Senior Creditors, present and future. For the avoidance of doubt, the Capital Securities rank equally with our Existing Capital Securities.

        When we refer to Senior Creditors, we mean all our present and future creditors:

  •
  who are unsubordinated creditors;

  •
  whose claims are, or are expressed to be, subordinated (whether only in the event of a winding-up (faillissement or vereffening na ontbinding) or otherwise) only to the claims of our unsubordinated creditors; and

  •
  who are subordinated creditors, other than those whose claims are, or are expressed to rank, equally with, or junior to, the claims of holders of Capital Securities.

        As of March 31, 2006, we had approximately €4.953 billion of outstanding debt owed to Senior Creditors.

Conditions of Payment

  Conditions of Payment prior to becoming subject to Capital Adequacy Regulations

        Before we become subject to Capital Adequacy Regulations, any Payment relating to the Capital Securities (or use of the proceeds of the issue of Common Shares in accordance with the Alternative Interest Satisfaction Mechanism described herein) will be made only if we are Solvent at the time of Payment (or at the time of using the proceeds of the issue of such Common Shares). We may make no Payment relating to the Capital Securities (nor use any proceeds of the issue of Common Shares in accordance with the Alternative Interest Satisfaction Mechanism) unless we would still be Solvent immediately after such Payment (or use of the proceeds of such Common Shares). Our redemption or purchase of the Capital Securities constitutes a payment that is subject to this condition.

  Conditions of Payment after becoming subject to Capital Adequacy Regulations

        After we become subject to Capital Adequacy Regulations, any Payment relating to the Capital Securities (or use of the proceeds of the issue of Common Shares in accordance with the Alternative Interest Satisfaction Mechanism) will be made only if we are not subject to a Regulatory Event at the time of payment (or at the time of using the proceeds of the issue of such Common Shares). We may make no Payment relating to the Capital Securities (nor use any proceeds of the issue of Common Shares in accordance with the Alternative Interest Satisfaction Mechanism) unless we are not subject to a Regulatory Event and could make the Payment (or use of the proceeds of such Common Shares) and still not be subject to a Regulatory Event thereafter. Our redemption or purchase of the Capital Securities constitutes a payment that is subject to this condition.

Winding-Up Claim

        A Winding-Up Claim will be payable by us in our winding-up (faillissement or vereffening na ontbinding) as provided below under "Winding-Up."

Set-off

        By purchasing Capital Securities, you and the trustee will be deemed to have waived any right of set-off, counterclaim or combination of accounts with respect to the Capital Securities or the Indenture (or between our obligations regarding the Capital Securities and any liability owed by a holder or the trustee to us) that you or the trustee might otherwise have against us. Each holder will, by virtue of holding any Capital Security, be deemed to have waived all such rights of set-off.

WINDING-UP

        If at any time an order is made, or an effective resolution is passed, for our winding-up (faillissement or vereffening na ontbinding) (except in any such case a solvent winding-up solely for the purpose of a reconstruction, amalgamation or the substitution of a successor in business, the terms of which reconstruction, amalgamation or substitution have previously been approved in writing by the trustee or by an extraordinary resolution of our shareholders), we will pay the holders of the Capital Securities in respect of each Capital Security (in lieu of any other payment by us) a winding-up amount. The Capital Securities will rank on our winding-up (faillissement or vereffening na ontbinding) in priority to distributions on Junior Securities, Junior Guarantees and all classes of our share capital and will rank equally with each other and among themselves and will rank equally with any Parity Securities and Parity Guarantees, including our Existing Capital Securities, then outstanding, but will be subordinated in right of payment to the prior payment in full of the claims of our Senior Creditors, present and future.

        As a consequence of the subordination provisions, the holders of our Capital Securities may recover less than the holders of the claims of our Senior Creditors. If, upon liquidation the amount payable on any Capital Securities and any claims ranking equally with the Capital Securities are not paid in full, the Capital Securities and other claims ranking equally will share ratably in any distribution of our assets upon liquidation in proportion to the respective amounts to which they are entitled. If any holder of Capital Securities is entitled to any recovery with respect to the Capital Securities upon liquidation, the holder of Capital Securities might not be entitled to a recovery in U.S. dollars and might be entitled only to a recovery in euro. In addition, under current Dutch law, our liability to holders of the Capital Securities would be converted into euro at the date close to the commencement of insolvency proceedings against us and holders of the Capital Securities would be exposed to currency fluctuations between that date and the date they receive proceeds pursuant to such proceedings, if any.

        In our winding-up (faillissement or vereffening na ontbinding), holders of the Capital Securities will only have a claim for payment in full or part of principal and Mandatorily Deferred Payments or Optionally Deferred Payments, if any, to the extent that our distributable assets are sufficient to pay in full or part such amount of principal and such Deferred Payments.

REDEMPTION AND PURCHASES

No Fixed Redemption Date

        The Capital Securities are perpetual securities and have no fixed maturity or mandatory redemption date and we have the right to repay them only in accordance with the following provisions.

Our Option to Redeem

        Subject to the conditions of payment, as described above under "Status—Conditions of Payment," we may redeem the Capital Securities in whole (but not in part) at our option, on September 15, 2011, or on any Interest Payment Date thereafter at their aggregate principal amount together with Outstanding Payments due through the date of redemption, which sum we refer to as the "Base Redemption Price." The Capital Securities are not redeemable at the option of the holder of a Capital Security at any time.

Redemption upon Certain Events

(a)
Redemption for Tax Reasons

        We may, by giving notice of redemption, redeem in whole (but not in part) the Capital Securities at their Base Redemption Price if a Tax Event occurs. A "Tax Event" will occur if we determine that immediately prior to the giving of the notice referred to below, on the next Interest Payment Date any of the following would occur or be occurring.

  •
  We would, for reasons outside our control, be unable to make such payment without being required to pay Additional Amounts and we cannot avoid the requirement or circumstance by taking measures as we (acting in good faith) deem appropriate.

  •
  Payments of amounts in respect of interest on the Capital Securities, including, for the avoidance of doubt, the issue of Common Shares pursuant to the Alternative Interest Satisfaction Mechanism, may be treated as "distributions" within the meaning of Section II of the Dividend Withholding Tax Act 1965 (Wet op de dividendbelasting 1965; or such other provision as may from time to time supersede or replace Section II of the Dividend Withholding Tax Act 1965 for the purposes of such definition) and we cannot avoid the requirement or circumstance by taking such measures as we (acting in good faith) deem appropriate.

  •
  As a result of any proposed change or amendment to the laws of the Netherlands, or any proposed change in the application of official or generally published interpretation of such laws, or any interpretation or pronouncement by any relevant tax authority that provides for a position with respect to such law or regulations that differs from the previously generally accepted position in relation to similar transactions or which differs from any specific written confirmation given by a tax authority in respect of the Capital Securities, which change or amendment becomes, or would become, effective, or in the case of a change or proposed change in law if such change is enacted (or, in the case of a proposed change, is expected to be enacted) by Act of Parliament or made by Statutory Instrument on or after the date of this prospectus supplement, there is more than an insubstantial risk that we will not obtain substantially full relief for the purposes of Dutch corporation tax for any payment of interest including, for the avoidance of doubt, where the payment of interest is to be satisfied by the issue of Common Shares pursuant to the Alternative Interest Satisfaction Mechanism and we cannot avoid this risk by taking such measures as we (acting in good faith) deem appropriate.

        In the case of redemption upon the occurrence of a Tax Event, we are required, before we give a notice of redemption, to deliver to the trustee a written legal opinion of independent Netherlands counsel of recognized standing, selected by us, in a form satisfactory to the trustee confirming that we are entitled to exercise our right of redemption. The trustee will accept such certificate as sufficient evidence of the conditions set out above, in which event it will be conclusive and binding on the holders.

(b)
Redemption or Conversion for Regulatory Reasons

        If, at any time after we become subject to Capital Adequacy Regulations, the relevant regulator has determined that securities of the nature of the Capital Securities cannot qualify as "own funds" or "core capital" (Tier 1 capital or equivalent) for the purposes of determination of such Capital Adequacy Regulations, then:

  •
  we may at any time, by giving notice of redemption, redeem in whole (but not in part) the Capital Securities at their Base Redemption Price; or

  •
  subject to compliance with applicable regulatory requirements, we may at any time convert or exchange the Capital Securities in whole (but not in part) to another series of our capital securities having materially the same terms as the Capital Securities and which are no less favorable to you than the current terms of the Capital Securities. Any conversion of the Capital Securities into another series of capital securities as described herein will be made on not less than 30 nor more than 60 days' notice before the applicable conversion date to the holders of the Capital Securities and the trustee. We are permitted to satisfy our obligation to pay any Mandatorily Deferred Payment or Optionally Deferred Payment due upon conversion only in accordance with the Alternative Interest Satisfaction Mechanism.

Notice of Redemption

        Before we may redeem the Capital Securities as described herein, we must give not less than 30 nor more than 60 days' notice before the applicable redemption date to the trustee and holders thereof. Any notice of redemption is irrevocable and must be given in accordance with the terms of the Indenture. If the redemption price in respect of any of the Capital Securities is improperly withheld or refused and is not paid by us, interest on the Capital Securities will continue to be payable until the redemption price is actually paid.

Purchases

        We may purchase on the open market at any time Capital Securities in any manner and at any price. Purchased Capital Securities may be held, resold or, at our option, cancelled, as described below under "—Cancellation."

Cancellation

        Cancellation of any Capital Securities so redeemed by us will be effected by reducing the principal amount of the Global Securities, and any Capital Securities so cancelled may not be reissued or resold and our obligations in respect of any such cancelled Capital Securities will be discharged.

PAYMENTS ON THE GLOBAL SECURITIES

Method of Payment

        Payments of any amounts in respect of any Global Securities will be made by the trustee to DTC. Any such payments of interest and certain other payments on or in respect of the Capital Securities will be in U.S. dollars. Payments will be made to beneficial owners of Capital Securities in accordance with the rules and procedures of DTC or its direct and indirect participants, as applicable. Neither we, the trustee nor any of our agents will have any responsibility or liability for any aspect of the records of any securities intermediary in the chain of intermediaries between DTC, Euroclear or Clearstream, Luxembourg and any beneficial owner of an interest in the Global Securities, or the failure of DTC, Euroclear or Clearstream, Luxembourg or any intermediary to pass through to any beneficial owner any payments that we make to DTC.

        For more information about holding Capital Securities in global book-entry form please see "Description of Debt Securities—Global Securities" in the accompanying prospectus.

Payments Subject to Tax Laws

        All payments made in respect of the Capital Securities will be subject, in all cases, to any tax or other laws and regulations applicable thereto in the place of payment, but will not affect our obligation to pay Additional Amounts as described herein under "Taxation: Additional Amounts."

NON-PAYMENT WHEN DUE; LIMITATION OF REMEDIES

        Notwithstanding any of the provisions below, the right to institute winding-up proceedings is limited to circumstances where payment has become due. The Indenture contains provisions entitling the trustee to claim from us, among other things, the fees, expenses and liabilities incurred by it in carrying out its duties under the Indenture. The restrictions on commencing proceedings described below will not apply to any such claim.

        The Events of Default and rights to accelerate described, and certain remedies provided for, in the accompanying prospectus under "Description of Debt Securities—Events of Default" do not apply to the Capital Securities. The only defaults and remedies are as provided below.

        (a)       A "Payment Default" will occur with respect to the Capital Securities if we fail to pay or set aside for payment the amount due to satisfy any payment on the Capital Securities when due, and such failure continues for 14 days; provided that a Payment Event will not constitute a Payment Default.

        If a Payment Default occurs and is continuing with respect to the Capital Securities, the trustee may pursue all legal remedies available to it including proceedings in the Netherlands (but not elsewhere) for the collection of the sums due and unpaid or our winding-up (faillissement or vereffening na ontbinding), but the trustee may not declare the principal amount of any outstanding Capital Security to be due and payable.

        (b)       A "Payment Event" (and not a Payment Default) will occur if at the end of the 14-day grace period we fail to make such payment as a result of the existence of a Required Deferral Condition.

        If a Payment Event occurs and is continuing, the trustee may institute winding-up proceedings (faillissement or vereffening na ontbinding) exclusively in the Netherlands, but may not pursue any other legal remedy, including a judicial proceeding for the collection of the sums due and unpaid.

        In the case of a Mandatory Payment Event or Mandatory Partial Payment Event, requiring payment of Interest on a succeeding Interest Payment Date, if we fail to make such mandatory payment of Interest as a result of:

  •
  the existence of a Required Deferral Condition; or

  •
  a deferral of an Interest Payment as permitted under the terms of the Indenture,

the relevant Interest Payment due on the Capital Securities will constitute an Outstanding Payment and will accumulate with any other Outstanding Payments until paid and will constitute neither a Payment Default nor a Payment Event.

        (c)       Subject to the provisions of this section, the trustee may at its discretion and without further notice institute such proceedings against us as it may think fit to enforce any term or condition binding on us under the Indenture, the Capital Securities (other than for the payment of any principal or satisfaction of any Payments in respect of the Capital Securities); provided that we will not by virtue of the institution of any such proceedings be obliged to pay any sum or sums, in cash or otherwise, sooner than we would otherwise have been obligated to pay.

        (d)       The trustee will not be bound to take any of the foregoing actions against us to enforce the terms of the Indenture or the Capital Securities unless (i) it will have been so requested by an extraordinary resolution or in writing by the holders of at least 25% in principal amount of the Capital Securities then outstanding and (ii) it will have been offered reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

        (e)       Notwithstanding the foregoing, holders of the Capital Securities have the absolute and unconditional right to institute suit for the enforcement of any payment when due and such right may not be impaired without the consent of the holder.

TAXATION; ADDITIONAL AMOUNTS

        Any amounts to be paid by us on the Capital Securities (including principal, Interest Amounts, Mandatorily Deferred Payments or Optionally Deferred Payments, Mandatory Partial Payments, Accrued Interest Payments and Winding-Up Claims) will be made without withholding of or deduction for any present or future taxes, duties, assessments or other charges imposed by the government of the Netherlands or the government of a jurisdiction in which a successor to us is organized, unless the withholding or deduction of such taxes, duties, assessments or charges is required by law. In that event, we will pay such additional amounts, which we refer to as "Additional Amounts," as may be necessary in order that the net amounts received by holders of Capital Securities after such withholding or deduction equal the respective amounts of principal and interest which would have been received in respect of the Capital Securities in the absence of such withholding or deduction, except that no such Additional Amounts shall be payable in relation to any payment with respect to any Capital Security:

        (a)       to, or to a third party on behalf of, a Holder who is liable to such taxes, duties, assessments or governmental charges in respect of such Capital Security by reason of such Holder having some connection with the Netherlands other than the mere holding of such Capital Security; or

        (b)       to, or to a third party on behalf of, a Holder, if such withholding or deduction may be avoided by complying with any statutory requirement or by making a declaration of non-residence or other similar claim for exemption to the relevant tax authority; or

        (c)       to, or to a third party on behalf of, a Holder, that is a partnership, or a Holder, that is not the sole beneficial owner of the Capital Security or which holds the Capital Security in a fiduciary capacity, to the extent that any of the members of the partnership, the beneficial owner or the settler or beneficiary with respect to the fiduciary would not have been entitled to the payment of an Additional Amount had each of the members of the partnership, the beneficial owner, settler or beneficiary (as the case may be) received directly his beneficial or distributive share of the payment; or

        (d)       presented for payment (where presentation is required) more than 30 days after the Relevant Date except to the extent that the Holder would have been entitled to such Additional Amounts on presenting the same for payment on the last day of such period of 30 days; or

        (e)       where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to the European Union Council Directive of June 3, 2003 on the taxation of savings income, implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 or any law implementing or complying with, or introduced in order to conform to such Directive, or similar measures adopted by a number of third countries and territories.

        Whenever we refer in this prospectus supplement or the accompanying prospectus to principal, Interest Amounts, Mandatorily Deferred Payments, Optionally Deferred Payments, Mandatory Partial Payments and/or Accrued Interest Payments, we intend to include any Additional Amounts that may become payable pursuant to the terms of the Indenture as described above.

        In the event that any payment is satisfied through the Alternative Interest Satisfaction Mechanism, then any Additional Amounts that are payable must also be satisfied through the issue of Common Shares.

TRADING CHARACTERISTICS

        Application will be made to list the Capital Securities on the New York Stock Exchange. We expect the Capital Securities to trade as individual units at a trading price that takes into account the value, if any, of accrued but unpaid interest. This means that purchasers will not pay, and sellers will not receive, accrued and unpaid interest on the Capital Securities which has not been included in their trading price.

BOOK-ENTRY SYSTEM; DELIVERY AND FORM

General

        The Capital Securities will initially be represented by one or more Global Securities in registered form, without coupons attached. They will be deposited with or on behalf of The Depository Trust Company, DTC, or its nominee and registered in the name of Cede & Co., as nominee of DTC. Until the Capital Securities are exchanged for definitive securities, the Global Securities may not be transferred except as a whole by DTC to a nominee or a successor of DTC.

        The Capital Securities will be accepted for clearance by DTC, Euroclear and Clearstream, Luxembourg. The initial distribution of the Capital Securities will be cleared through DTC only. Beneficial interests in the Global Securities will be shown on, and transfers thereof will be effected only through, the book-entry records maintained by DTC and its direct and indirect participants, including Euroclear Bank SA/NV, or Euroclear, and Clearstream Banking, société anonyme, or Clearstream, Luxembourg. Owners of beneficial interests in the Capital Securities will receive all payments relating to their Capital Securities in U.S. dollars.

        The laws of some states may require that certain investors in securities take physical delivery of their securities in definitive form. Those laws may impair the ability of investors to own interests in book-entry securities.

        So long as DTC, or its nominee, is the holder of the Global Securities, it will be considered the sole holder of the Global Securities for all purposes under the Indenture. Except as described below under "Issuance of Definitive Securities," no participant, indirect participant or other person will be entitled to have Capital Securities registered in its name, receive or be entitled to receive physical delivery of Capital Securities in definitive form or be considered the owner or holder of Capital Securities under the Indenture. Each person having an ownership or other interest in Capital Securities must rely on the procedures of DTC, Euroclear and Clearstream, Luxembourg, and, if a person is not a participant or another securities intermediary through which that person owns its interest, exercise any rights and obligations of a holder under the Indenture or the Capital Securities. See also "Description of Debt Securities—Global Securities" in the accompanying prospectus.

        For more information about DTC, Euroclear and Clearstream see "Description of Debt Securities—Global Securities" in the accompanying prospectus.

ISSUANCE OF DEFINITIVE SECURITIES

        So long as DTC holds the Global Securities, the Global Securities will not be exchangeable for definitive securities unless:

  •
  DTC notifies the trustee that it is unwilling or unable to continue to hold the book-entry Capital Securities or DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and the trustee does not appoint a successor to DTC which is registered under the Securities Exchange Act of 1934, as amended, within 120 days;

  •
  a Payment Default has occurred and is continuing;

  •
  a Payment Event has occurred;

  •
  in the event of our winding-up (faillissement or vereffening na ontbinding) we fail to make a payment on the Capital Securities when due; or

  •
  at any time we determine in our sole discretion that the global securities representing the Capital Securities should be exchanged for definitive Capital Securities in registered form.

        Each person having an ownership or other interest in Capital Securities must rely exclusively on the rules and procedures of DTC, Euroclear or Clearstream, Luxembourg, as the case may be, and any agreement with any participant of DTC, Euroclear or Clearstream, Luxembourg, as the case may be, or any other securities intermediary through which that person holds its interest to receive or direct the delivery or possession of any definitive security.

        Definitive securities will be issued in registered form only in denominations of $25 and any integral multiples thereof. To the extent permitted by law, we and the trustee are entitled to treat the person in whose name any definitive security is registered as its absolute owner.

        Payments in respect of definitive securities will be made to the person in whose name the definitive securities are registered as it appears in the register. Payments will be made in respect of the Capital Securities by transfer to the holder's account in New York.

        If we issue definitive securities in exchange for Global Securities, DTC, as holder of the Global Securities, will surrender it against receipt of the definitive securities, cancel the book-entry securities, and distribute the definitive securities to the persons in the amounts that DTC specifies.

        If definitive securities are issued in the limited circumstances described above, those definitive securities may be transferred in whole or in part in denominations of any whole number of securities upon surrender of the definitive securities certificates together with the form of transfer endorsed on it, duly completed and executed at the specified office of the trustee. If only part of a securities certificate is transferred, a new securities certificate representing the balance not transferred will be issued to the transferor. For more information regarding the transfer and exchange of definitive securities see "Description of Debt Securities—Form, Exchange and Transfer" in the accompanying prospectus.

FURTHER ISSUES OF SECURITIES

        We may from time to time without the consent of the holders create and issue further Capital Securities ranking equally in all respects (or in all respects save for the date from which interest thereon accrues and the amount of the first payment of interest on such further Capital Securities) and so that the further issuance of Capital Securities will be consolidated and form a single series with the outstanding Capital Securities. Any further issue of Capital Securities will be issued pursuant to an additional supplemental indenture.

THE TRUSTEE

The Trustee

        Citibank, N.A. is the trustee under the Indenture. The trustee and its affiliates also perform certain commercial and investment banking services for us, for which they receive customary fees, and may serve as trustee pursuant to indentures and other instruments entered into by us or trusts established by us in connection with future issues of securities. The trustee will be the paying agent and transfer agent for the Capital Securities.

        The Indenture contains provisions for the indemnification of the trustee and for its relief from responsibility, including provisions relieving it from taking any action unless indemnified to its satisfaction. The trustee is entitled to enter into business transactions with us, without accounting for any profit resulting therefrom.

GOVERNING LAW

        The Capital Securities and the related Indenture will be governed by, and construed in accordance with, the laws of the State of New York, except that the subordination provisions of the Capital Securities and the Indenture will be governed and construed in accordance with the laws of the Netherlands.

GLOSSARY

        Certain defined terms that are used in this prospectus supplement are defined in the following glossary. Terms used in the description of our Capital Securities which are not defined herein are defined in the accompanying prospectus or in the Indenture.

        "Accrued Interest Payment" means, at any time, the amount of interest that has continued to accrue after an Interest Payment Date in respect of (i) an Optionally Deferred Payment, (ii) the failure to make a payment when due on an Interest Payment Date, (iii) certain payments which cannot be made due to insufficient Common Shares to satisfy the Alternative Interest Satisfaction Mechanism or (iv) failure to make a payment more than 14 days after its due date due to a Market Disruption Event.

        "Additional Amounts" has the meaning set forth under "—Taxation; Additional Amounts."

        "Alternative Interest Satisfaction Mechanism" has the meaning set forth under "—Alternative Interest Satisfaction Mechanism."

        "Base Redemption Price" has the meaning set forth under "—Redemption and Purchases—Our Option to Redeem."

        "Business Day" means a day, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open for general business in New York and Amsterdam.

        "Capital Adequacy Regulations" means, at any time, the regulations, requirements, guidelines, policies or decrees imposing obligations on AEGON N.V., as a holding company, with respect to the maintenance of minimum levels of solvency margins and/or capital adequacy ratios and/or comparable margins or ratios, as well as regarding the supervision thereof by any existing or future regulator having primary supervisory authority with respect to AEGON N.V.

        "Common Shares" means the common shares of AEGON N.V.

        "Deferral Notice" has the meaning set forth under "—Deferral of Payments."

        "Deferred Interest Satisfaction Date" means:

  •
  the Interest Payment Date following the 19th Business Day after the Required Deferral Condition fails to be met;

  •
  if other than an Interest Payment Date, the date on which we resolve to satisfy a Mandatorily Deferred Payment or Optionally Deferred Payment, as notified by us to the trustee and the holders of Capital Securities; or

  •
  the date on which we are required to satisfy all Mandatorily Deferred Payments and Optionally Deferred Payments as a result of the occurrence of a Mandatory Payment Event or a Mandatory Partial Payment Event.

        "Deferred Payment" means a Mandatorily Deferred Payment and/or an Optionally Deferred Payment that has not subsequently been satisfied or deferred as discussed under "—Deferral of Payments."

        "DTC" means The Depository Trust Company.

        "Existing Capital Securities" means our two series of perpetual capital securities in aggregate principal amounts of €950 million and $500 million, respectively, issued under a trust deed dated July 15, 2004 between AEGON N.V. and ATC Financial Services B.V., as trustee, together with our perpetual capital securities in aggregate principal amounts of $1 billion, $500 million and $250 million, respectively, issued under the Indenture.

        "First Call Date" has the meaning set forth under "The Offering."

        "Global Securities" has the meaning set forth under "The Offering."

        "Indenture" has the meaning set forth under "Description of the Capital Securities."

        "Interest" will, where appropriate, include Interest Amounts, Mandatorily Deferred Payments, Optionally Deferred Payments and Accrued Interest Payments.

        "Interest Amount" means:

  •
  in respect of an Interest Payment, the amount of interest payable on a Capital Security for the relevant Interest Period; and

  •
  in the event of redemption due to a Tax Event or for regulatory reasons, any interest accrued from (and including) the preceding Interest Payment Date (or, if none, the issue date of the Capital Securities) to (but excluding) the due date for redemption, and, if not an Interest Payment Date, as calculated on a 30/360 day basis, but not including the date of redemption.

        "Interest Payment" means, in respect of an Interest Payment Date, the aggregate Interest Amount for the Interest Period ending on such Interest Payment Date.

        "Interest Payment Date" has the meaning set forth under "—Interest—Interest Payment Dates."

        "Interest Period" has the meaning set forth under "—Interest—Interest Payment Dates."

        "Interest Rate" has the meaning set forth under "—Interest—Interest Payment Dates."

        "Junior Guarantee" means any guarantee, indemnity or other contractual support arrangement entered into by us in respect of securities (regardless of name or designation) issued by one of our subsidiaries or Undertakings and ranking, on a winding-up (faillissement or vereffening na ontbinding) or in respect of distributions or payment of dividends or any other payment thereon, after the Capital Securities.

        "Junior Securities" means our Common Shares or any of our other securities which rank after the Capital Securities with respect to distributions on a return of assets on our winding-up (faillissement or vereffening na ontbinding) or in respect of distributions or payment of dividends or any other payments thereon.

        "Mandatorily Deferred Payment" is a payment that we are required to defer because the Required Deferral Condition is met.

        "Mandatory Partial Payment" means a Payment in respect of each Capital Security in an amount that results in payment of a proportion of a full Interest Payment on the Capital Security on such Interest Payment Date equal to the proportion of a full payment on the relevant Parity Securities and/or payment on the relevant Parity Guarantee paid on the payment date in respect of the relevant Parity Securities and/or Parity Guarantee immediately preceding such Interest Payment Date.

        "Mandatory Partial Payment Event" has the meaning set forth under "—Dividend Pusher; Mandatory Payments and Mandatory Partial Payments."

        "Mandatory Payment Event" has the meaning set forth under "—Dividend Pusher; Mandatory Payments and Mandatory Partial Payments."

        "Market Disruption Event" means:

  •
  the occurrence or existence of any suspension of or limitation imposed on trading by reason of movements in price exceeding limits permitted by Euronext Amsterdam N.V. or the New York Stock Exchange or on settlement procedures for transactions in the Common Shares on Euronext Amsterdam N.V. or the New York Stock Exchange if, in any such case, that suspension or limitation is material in the context of the sale of the Common Shares;

  •
  in our opinion, there has been a substantial deterioration in the price and/or value of the Common Shares or circumstances are such as to prevent or to a material extent restrict the issue or delivery of the Common Shares;

  •
  where, pursuant to the terms of the Indenture, monies are required to be converted from one currency into another currency in respect of any payment, the occurrence of any event that makes it impracticable to effect such conversion; or

  •
  where, in our opinion, there will have been such a change in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would in our view be likely to prejudice materially the success of the offering and distribution of our Common Shares or dealings in the Common Shares in the secondary market, if any.

        "Optionally Deferred Payment" is a payment that we elected to defer as set forth under "—Deferral of Payments—Optionally Deferred Payments."

        "Outstanding Payment" means:

  •
  in relation to any Interest Payment, any Deferred Payment or Interest Amount not falling within the definition of Interest Payment, that such payment (a) has either become due and payable or would have become due and payable except for the non-satisfaction on the Relevant Date due to (1) a failure to meet the conditions of payment as described under "—Status—Conditions of Payment" or (2) the deferral, postponement or suspension of such payment due to a Required Deferral Condition, an Optionally Deferred Payment or insufficient Common Shares available to satisfy the Alternative Interest Satisfaction Mechanism, or (3) failure to make a payment more than 14 days after its due date due to a Market Disruption Event; and (b) in any such case has not been satisfied; and

  •
  in relation to any Accrued Interest Payment, any amount thereof which has not been satisfied whether or not payment has become due.

        "Parity Guarantee" means any guarantee, indemnity or other contractual support arrangement we enter into with respect to securities (regardless of name or designation) issued by any of our subsidiaries or Undertakings that rank on our winding-up (faillissement or vereffening na ontbinding) or in respect of distributions or payments thereon equally with the Capital Securities.

        "Parity Securities" means, in respect of AEGON N.V., any securities that rank equally with the Capital Securities with respect to distributions on a return of assets on our winding-up (faillissement or vereffening na ontbinding) or in respect of distribution or payment of any amounts thereunder by us. For the avoidance of doubt, the Capital Securities rank equally with the Existing Capital Securities.

        "Payment" means any Interest Payment, Mandatorily Deferred Payment, Optionally Deferred Payment, Accrued Interest Payment, payment of the Base Redemption Price or Interest Amount not falling within the definition of Interest Payment.

        "Payment Default" has the meaning set forth under "—Non-Payment When Due; Limitation of Remedies."

        "Payment Event" has the meaning set forth under "—Non-Payment When Due; Limitation of Remedies."

        "Regulatory Event" means that we shall have become subject to supervision by any existing or future regulator pursuant to law or regulation and that our solvency margin, capital adequacy ratios or comparable margins or ratios under the Capital Adequacy Regulations are or as a result of a Payment would become less than the relevant minimum requirements as to be applied and enforced by such regulator pursuant to the Capital Adequacy Regulations.

        "Relevant Date" means:

  •
  in respect of any payment other than a Winding-Up Claim, the date on which such payment first becomes due and payable but, if the full amount of the monies payable on such date has not been received by the trustee on or prior to such date, the "Relevant Date" means the date on which such monies will have been so received and notice to that effect will have been given to the holders in accordance with the terms of the Indenture; and

  •
  in respect of a Winding-Up Claim, the date which is one day prior to the commencement of the winding-up.

        "Required Deferral Condition" means we (i) are not Solvent or making the relevant Payment will result in us becoming not Solvent or (ii) are subject to a Regulatory Event or making the relevant Payment will result in us becoming subject to a Regulatory Event.

        "Senior Creditors" has the meaning set forth under "—Status—Status and Subordination of the Capital Securities."

        "Solvent" means we are (i) able to pay our debts to Senior Creditors as they become due and (ii) our assets exceed the sum of our liabilities (other than our liabilities to persons who are not Senior Creditors). For these purposes, "assets" refers to our non-consolidated gross assets and "liabilities" means our non-consolidated gross liabilities, in each case as shown by our then latest published audited balance sheet but adjusted for contingencies and for subsequent events and to such extent as the board of directors, the auditors or, as the case may be, the liquidator may determine to be appropriate.

        "Tax Event" has the meaning set forth under "—Redemption and Purchases—Redemption upon Certain Events—Redemption for Tax Reasons."

        "Undertaking" means a corporate body, partnership, limited partnership, cooperative or an incorporated association carrying on a trade or business with or without a view to profit in which we have direct or indirect financial, commercial or contractual majority interest.

        "Winding-Up Claim" means amounts in respect of principal or payments in respect of which the conditions of payment as described under "—Status—Conditions of Payment" are not satisfied on the date upon which the same would otherwise be due and payable by us in our winding-up (faillissement or vereffening na ontbinding) (upon dissolution or otherwise) and on any redemption described under "—Redemption and Purchases." A Winding-Up Claim will not bear interest.

NETHERLANDS TAXATION

        The following summary describes the principal Netherlands tax consequences of the acquisition, holding, redemption and disposal of the Capital Securities, but does not purport to be a comprehensive description of all Netherlands tax considerations thereof that may be relevant to a decision to acquire, hold or dispose of the Capital Securities.. This summary is intended as general information only and each prospective investor should consult a professional tax adviser with respect to the tax consequences of an investment in the Capital Securities.

        This summary is based on the Netherlands tax legislation, published case law, treaties, regulations and published policy, in force as of the date of this prospectus supplement, though it necessarily does not take into account any subsequent developments or amendments whether or not such developments or amendments have retroactive effect.

  This summary does not address the Netherlands tax consequences for:

        (a)       holders of Capital Securities holding a substantial interest (aanmerkelijk belang) in AEGON N.V. Generally speaking, a holder of Capital Securities holds a substantial interest in AEGON N.V. if such holder of Capital Securities, alone or, where such holder is an individual, together with his or her partner (statutory defined term) or certain other related persons, directly or indirectly, holds (i) an interest of 5% or more of the total issued capital of AEGON N.V. or of 5% or more of the issued capital of a certain class of shares of AEGON N.V., (ii) rights to acquire, directly or indirectly, such interest or (iii) certain profit sharing rights in AEGON N.V.;

        (b)   pension funds or other entities that are exempt from Dutch corporate income tax;

        (c)   investment institutions (fiscale beleggingsinstellingen).

WITHHOLDING TAX

        All payments made by AEGON N.V. under the Capital Securities may be made free of withholding or deduction for, or on account of, any taxes of whatsoever nature imposed, levied, withheld or assessed by the Netherlands or any political subdivision or taxing authority thereof or therein.

CORPORATE AND INDIVIDUAL INCOME TAX

Residents of the Netherlands

        If a holder of a Capital Security is a resident or deemed to be a resident of the Netherlands for Dutch tax purposes and is fully subject to Dutch corporate income tax or is only subject to Dutch corporate income tax in respect of its enterprise to which the Capital Securities are attributable, income derived from the Capital Securities and gains realized upon the redemption or disposal of the Capital Securities are generally taxable in the Netherlands.

        If an individual holder of a Capital Security is a resident or deemed to be a resident of the Netherlands for Dutch tax purposes (including the individual holder who has opted to be taxed as a resident of the Netherlands), income derived from the Capital Securities and gains realized upon the redemption or disposal of the Capital Securities are taxable at the progressive rates of the Dutch income tax act 2001, if:

        (a)       the holder has an enterprise or an interest in an enterprise, to which enterprise the Capital Securities are attributable; or

        (b)       such income or gains qualify as income from miscellaneous activities (resultaat uit overige werkzaamheden), which include the performance of activities with respect to the Capital Securities that exceed regular, active portfolio management (normaal, actief vermogensbeheer).

        If neither condition (a) nor condition (b) applies to the holder of the Capital Securities, taxable income with regard to the Capital Securities must be determined on the basis of a deemed return on income from savings and investments (sparen en beleggen), rather than on the basis of income actually received or gains actually realized. At present, this deemed return on income from savings and investments has been fixed at a rate of 4% of the average of the individual's yield basis (rendementsgrondslag) at the beginning of the calendar year and the individual's yield basis at the end of the calendar year, insofar as the average exceeds a certain threshold. The average of the individual's yield basis is determined as the fair market value of certain qualifying assets held by the holder of the Capital Securities less the fair market value of certain qualifying liabilities on January 1 and December 31, divided by two. The fair market value of the Capital Securities will be included as an asset in the individual's yield basis. The deemed return on income from savings and investments of 4% will be taxed at a rate of 30%.

Non-residents of the Netherlands

        If a holder of a Capital Security is not a resident nor deemed to be a resident of the Netherlands for Dutch tax purposes (nor has opted to be taxed as a resident of the Netherlands), such holder is not taxable in respect of income derived from the Capital Securities and gains realized upon the redemption or disposal of the Capital Securities, unless:

        (a)       the holder has an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in the Netherlands to which permanent establishment or permanent representative the Capital Securities are attributable; or

        (b)       the holder is entitled to a share in the profits of an enterprise that is effectively managed in the Netherlands, other than by way of Securities or through an employment contract, and to which enterprise the Capital Securities are attributable; or

        (c)       the holder is an individual and such income or gains qualify as income from miscellaneous activities in the Netherlands, which includes the performance of activities in the Netherlands with respect to the Capital Securities that exceed regular, active portfolio management.

GIFT AND INHERITANCE TAXES

Residents of the Netherlands

        Generally, gift and inheritance taxes will be due in the Netherlands in respect of an acquisition of the Capital Securities by way of a gift by, or on the death of, a holder that is a resident or deemed to be a resident of the Netherlands for the purposes of Dutch gift and inheritance tax at the time of the gift or his or her death.

        A holder of Dutch nationality is deemed to be a resident of the Netherlands for the purposes of the Dutch gift and inheritance tax, if he or she has been resident in the Netherlands during the 10 years preceding the gift or his or her death. A holder of any other nationality is deemed to be a resident of the Netherlands for the purposes of the Dutch gift and inheritance tax if he or she has been resident in the Netherlands at any time during the 12 months proceeding the time of the gift. The same 12-month rule may apply to entities that have transferred their seat of residence out of the Netherlands.

Non-Residents of the Netherlands

        No gift or inheritance taxes will arise in the Netherlands in respect of an acquisition of the Capital Securities by way of gift by, or as a result of the death of, a holder that is neither a resident nor deemed to be a resident of the Netherlands for the purposes of the Dutch gift and inheritance tax, unless:

        (a)       such holder at the time of the gift has, or at the time of his or her death had, an enterprise or an interest in an enterprise that is or was, in whole or in part, carried on through a permanent establishment or a permanent representative in the Netherlands and to which permanent establishment or permanent representative, the Capital Securities are or were attributable; or

        (b)       the Capital Securities are or were attributable to the assets of an enterprise that is effectively managed in the Netherlands and the donor is or the deceased was entitled, other than by way of Securities or through an employment contract, to a share in the profits of that enterprise, at the time of the gift or at the time of his or her death; or

        (c)       in the case of a gift of the Capital Securities by a holder that at the date of the gift was neither a resident nor deemed to be a resident of the Netherlands, such holder dies within 180 days after the date of the gift, while at the time of his or her death being a resident or deemed to be a resident of the Netherlands.

VALUE ADDED TAX

        In general, no value added tax will arise in respect of payments in consideration for the issue of the Capital Securities or in respect of the cash payment made under the Capital Securities, or in respect of a transfer of Capital Securities.

OTHER TAXES AND DUTIES

        No registration tax, customs duty, transfer tax, stamp duty or any other similar documentary tax or duty, will be payable in the Netherlands by a holder in respect of or in connection with the subscription, issue, placement, allotment, delivery or transfer of the Capital Securities.

EUROPEAN UNION SAVINGS DIRECTIVE

        Under EC Council Directive 2003/48/EC on the taxation of savings income, Member States are required, from July 1, 2005, to provide to the tax authorities of another Member State details of payment of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State. However for a transitional period, Belgium, Luxembourg and Austria are instead required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries).

        Also with effect from July 1, 2005, a number of non-EU countries including Switzerland, and certain dependent or associated territories of certain Member States have agreed to adopt similar measures (either provision of information or transitional withholding) (a withholding system in the case of Switzerland) in relation to payments made by a person within its jurisdiction to, or collected by such a person for, an individual resident in a Member State. In addition, the Member States have entered into reciprocal provision of information or transitional withholding arrangements with certain of those dependent or associated territories in relation to payments made by a person in a Member State to, or collected by such a person for, an individual resident in one of those territories.

TAXATION IN THE UNITED STATES

        The following discussion is the opinion of Allen & Overy LLP and describes the material United States Federal income tax consequences of owning Capital Securities. It applies to you only if you acquire your Capital Securities in this offering and you hold your Capital Securities as capital assets for tax purposes. This summary does not purport to address all U.S. Federal income tax matters that may be relevant to a particular holder of Capital Securities and does not address tax considerations applicable to you if you are a member of a class of holders subject to special rules, including:

  •
  a dealer or a trader in securities, currencies or notional principal contracts;

  •
  a financial institution;

  •
  a tax exempt organization;

  •
  an insurance company;

  •
  a regulated investment company;

  •
  a real estate investment trust;

  •
  a partnership, pass-through entity or a person that holds Capital Securities through a partnership or pass-through entity;

  •
  a person liable for alternative minimum tax;

  •
  a person that actually or constructively owns 10% or more of our voting stock;

  •
  a person that holds Capital Securities as part of a straddle or a hedging or conversion transaction or other integrated transaction for U.S. Federal income tax purposes; or

  •
  a person whose functional currency is not the U.S. dollar.

        This summary is based on the U.S. Internal Revenue Code of 1986, as amended, U.S. Treasury regulations and judicial and administrative interpretations, in each case as in effect and available on the date of this prospectus supplement. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below.

        For the purposes of this summary, a "U.S. holder" is a beneficial owner of Capital Securities that is, for U.S. Federal income tax purposes:

  •
  a citizen or resident of the United States;

  •
  a corporation, or other entity that is treated as a corporation for U.S. Federal income tax purposes, created or organized in or under the laws of the United States or any state of the United States (including the District of Columbia);

  •
  an estate the income of which is subject to U.S. Federal income taxation regardless of its source; or

  •
  a trust, if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of such trust.

        If a partnership holds Capital Securities, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding Capital Securities should consult their tax advisor. A non-U.S. holder is a beneficial owner of securities that is not a U.S. holder.

        You are urged to consult your own tax advisor regarding the U.S. Federal, state and local and other tax consequences of owning and disposing of Capital Securities in your particular circumstances.

CLASSIFICATION OF THE CAPITAL SECURITIES

        Although the matter is not free from doubt, the Capital Securities will be treated as an equity interest in AEGON N.V. and not as debt for U.S. Federal income tax purposes. By purchasing the Capital Securities, you agree to treat the Capital Securities as an equity interest in AEGON N.V. for U.S. Federal income tax purposes. Accordingly, each "interest" payment should be treated as a distribution by AEGON N.V. with respect to such equity interest, and any reference in this discussion to "dividends" or "distributions" refers to the "interest" payments on the Capital Securities. The rest of this discussion so assumes.

        This discussion assumes that AEGON N.V. is not, and will not become, a passive foreign investment company as discussed below.

TAXATION OF CAPITAL SECURITIES

Tax Consequences to U.S. Holders

Distributions

        Under the U.S. Federal income tax laws, if you are a U.S. holder, the gross amount of any interest payment paid by AEGON N.V. to the extent of our current or accumulated earnings and profits (as determined for U.S. Federal income tax purposes) will be treated as foreign-source ordinary dividend income for U.S. Federal income tax purposes that you must include in income when, actually or constructively, received by you. The dividend will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. Distributions in excess of current and accumulated earnings and profits, as determined for U.S. Federal income tax purposes, will be treated as a non-taxable return of capital to the extent of your basis in the Capital Securities and thereafter as capital gain. We do not maintain calculations of our earnings and profits under U.S. Federal income tax principles. If we do not report to a U.S. holder the portion of a distribution that exceeds earnings and profits, the distribution will generally be taxable as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

        If you are a noncorporate U.S. holder, dividends paid to you in taxable years beginning before January 1, 2011 will be taxable to you at a maximum tax rate of 15%, provided that we are a "qualified foreign corporation" for U.S. Federal income tax purposes and you have held the Capital Securities for a minimum holding period of at least 61 days during a specified 121-day period. Because we are eligible for benefits under the comprehensive income tax treaty between the Netherlands and the United States, we will be considered a "qualified foreign corporation" for this purpose. Accordingly, subject to the applicable limitations that may vary depending upon your individual circumstances, dividends paid to you in taxable years beginning before January 1, 2011 will constitute "qualified dividend income" that will be taxable at a maximum tax rate of 15%. Noncorporate U.S. holders should consult their own tax advisors to determine the availability of the maximum tax rate under their particular individual circumstances.

        The U.S. Department of the Treasury, or U.S. Treasury, has announced its intention to promulgate rules pursuant to which holders of shares and intermediaries through whom such shares are held will be permitted to rely on certifications from issuers to establish that dividends are qualified dividends eligible for the preferential rates discussed above. Because such procedures have not yet been issued, it is not clear whether we will be able to comply with the procedures. We will use reasonable efforts to facilitate appropriate tax reporting by providing these certifications or other similar certifications pursuant to any subsequent rules the U.S. Internal Revenue Service, or IRS, or the U.S. Treasury may promulgate to the extent we are reasonably able to do so without material cost.

        Dividends will be income from sources outside the United States for foreign tax credit limitation purposes. The limitation on foreign taxes, if any, eligible for the U.S. foreign tax credit is calculated separately with respect to specific classes of income. In certain circumstances, a U.S. holder may be unable to claim foreign tax credits for foreign taxes, if any, imposed on a dividend. The rules relating to foreign tax credits are complex. You are urged to consult your own tax advisers regarding the availability of a foreign tax credit under your particular situation.

Sale or Other Disposition of Capital Securities

        A U.S. holder will generally recognize gain or loss for U.S. Federal income tax purposes upon the sale, exchange or other disposition of Capital Securities in an amount equal to the difference between the amount realized from such sale or exchange and the U.S. holder's tax basis for those Capital Securities. This gain or loss will be a capital gain or loss and will generally be treated as from sources within the United States. Prospective investors should consult their own tax advisors with respect to the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates that have held the Capital Securities for more than one year) and capital losses (the deductibility of which is subject to limitations).

Redemption of Capital Securities

        The redemption of Capital Securities by AEGON N.V. will be treated as a sale of the redeemed Capital Securities by the U.S. holder (which is taxable as described above under "Sale or Other Disposition of Capital Securities") or, in certain circumstances in which the U.S. holder owns voting shares, as a distribution to the U.S. holder (which is taxable as described above under "Distributions").

Passive Foreign Investment Company Considerations

        A corporation organized outside the United States generally will be classified as a passive foreign investment company, or PFIC, for U.S. Federal income tax purposes in any taxable year in which, after applying certain look-through rules, either: (1) at least 75% of its gross income is passive income, or (2) on average at least 50% of the gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income. In arriving at this calculation, AEGON N.V. must also include a pro rata portion of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest. Passive income for this purpose generally includes dividends, interest, royalties, rents and gains from commodities and securities transactions, but excludes any income derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business. Based on AEGON N.V.'s estimated gross income, the average value of AEGON N.V.'s gross assets and the nature of AEGON N.V.'s active insurance business, AEGON N.V. does not believe that it will be classified as a PFIC in the current taxable year or for the foreseeable future. However, AEGON N.V.'s status with respect to PFIC classification in any taxable year will depend on its assets and activities in each year and no assurances can be provided in that regard. If AEGON N.V. were treated as a PFIC in any year during which a U.S. holder owns Capital Securities, adverse tax consequences could apply on a disposition of Capital Securities or on certain distributions received with respect to Capital Securities. Investors should consult their own tax advisors with respect to any PFIC considerations.

Non-U.S. Holders

        If you are a non-U.S. holder, dividends paid to you in respect of Capital Securities and gain from the sale, exchange or other disposition of the Capital Securities will not be subject to U.S. Federal income tax unless the dividends and/or gain are "effectively connected" with your conduct of a trade or business within the United States, and, if required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis, the dividends and/or gain are attributable to a permanent establishment that you maintain in the United States. In such cases, you generally will be taxed in the same manner as a U.S. holder. If you are a corporate non-U.S. holder, "effectively connected" dividends and/or gain may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. If you are an individual non-U.S. holder, any gain realized on the sale, exchange or other disposition of the Capital Securities will be subject to U.S. Federal income tax if you are present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition and certain other conditions are met.

BACKUP WITHHOLDING AND INFORMATION REPORTING

        Backup withholding and information reporting requirements may apply to certain payments on the Capital Securities and to proceeds of the sale or redemption of the Capital Securities to U.S. holders made within the United States or through certain U.S.-related financial intermediaries. We, our agent or a broker, as the case may be, may be required to withhold tax from any payment that is subject to backup withholding if a U.S. holder fails to furnish the U.S. holder's taxpayer identification number, fails to certify that such U.S. holder is not subject to backup withholding, or fails to otherwise comply with the applicable requirements of the backup withholding rules. Certain U.S. holders (including, among others, corporations) are not subject to the backup withholding and information reporting requirements.

        Non-U.S. holders that provide the required tax certifications of exempt or foreign status will generally be exempt from U.S. information reporting requirements and backup withholding. However, dividends and sales proceeds a non-U.S. holder receives with respect to Capital Securities through a broker may be subject to information reporting and backup withholding if the non-U.S. holder is not eligible for an exemption.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder or a non-U.S. holder generally may be claimed as a credit against such holder's U.S. Federal income tax liability provided that the required information is furnished to the IRS. Prospective investors are urged to consult their own tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining an exemption. Non-U.S. holders are urged to consult their own tax advisors concerning the applicability of the information reporting and backup withholding rules under their particular circumstances.

UNDERWRITING

        We intend to offer the Capital Securities through the underwriters. Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives of the underwriters named below. Subject to the terms and conditions contained in an underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters and the underwriters severally have agreed to purchase from us, the principal amount of the Capital Securities listed opposite their names below.

Underwriter	Principal Amount of Capital Securities
Citigroup Global Markets Inc.	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated
UBS Securities LLC
Wachovia Capital Markets, LLC
ABN AMRO Incorporated
BNP Paribas Securities Corp.
J.P. Morgan Securities Inc.
RBC Dain Rauscher Inc.

Total	$

        The underwriters have agreed to purchase all of the Capital Securities sold pursuant to the underwriting agreement if any of these Capital Securities are purchased. If an underwriter defaults, the underwriting agreement provides that the underwriting commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        The underwriters are offering the Capital Securities, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Capital Securities, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

        The representatives of the underwriters may be contacted at the following addresses: Citigroup Global Markets Inc., 388 Greenwich St., New York, NY 10013 and Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center, New York, NY 10080.

COMMISSIONS AND DISCOUNTS

        The underwriters have advised us that they propose initially to offer the Capital Securities to the public at the public offering price on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of    % of the principal amount of the Capital Securities; provided that such concession for sales in excess of $250,000 in aggregate principal amount of Capital Securities to a single purchaser will not be in excess of    % of the principal amount thereof. The underwriters may allow, and the dealers may reallow, a discount not in excess of    % of the principal amount of the Capital Securities to other dealers; provided that such discount for sales in excess of $250,000 in aggregate principal amount of Capital Securities to a single purchaser will not be in excess of    % of the principal amount thereof. After the initial public offering, the public offering price, concession and discount may be changed.

        The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Capital Security	Without Option	With Option
Public offering price	$	$	$
Underwriting discount(1)	$	$	$
Proceeds to us	$	$	$

(1)
We will pay the underwriters compensation of 3.15% per Capital Security for sales of $250,000 or less in aggregate principal amount of Capital Securities and 2.00% per Capital Security for sales in excess of $250,000 in aggregate principal amount of Capital Securities to a single purchaser.

        We estimate that our expenses in connection with the offering of Capital Securities, not including the underwriting discount, will be approximately $             in the aggregate. Substantially all of these expenses will be reimbursed to us by certain of the underwriters.

OVER-ALLOTMENT OPTION

        We have granted an option to the underwriters to purchase up to an additional $             of the Capital Securities at the public offering price on the cover page of this prospectus, less the underwriting discount. The underwriters may exercise these options for 30 days from the date of this prospectus solely to cover over-allotments. If the underwriters exercise these options, each underwriter will be obligated, subject to conditions contained in the underwriting agreement, to underwriting a number of additional Capital Securities proportionate to such underwriter's initial amount reflected in the above table.

NEW YORK STOCK EXCHANGE LISTING

        We will apply to list the Capital Securities on the New York Stock Exchange under the symbol "      ." Trading of the Capital Securities on the New York Stock Exchange is expected to begin within 30 days after the initial delivery of the Capital Securities. The underwriters have advised us that they presently intend to make a market in the Capital Securities before the commencement of trading on the New York Stock Exchange. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the Capital Securities or that an active public market for the Capital Securities will develop. If an active public trading market for the Capital Securities does not develop, the market price and liquidity of the Capital Securities may be adversely affected. The Capital Securities may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors.

PRICE STABILIZATION AND SHORT POSITIONS

        In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the Capital Securities. Such transactions consist of bids or purchases to peg, fix or maintain the price of the Capital Securities. If the underwriters create a short position in the Capital Securities in connection with the offering, i.e., if they sell more Capital Securities than are on the cover page of this prospectus, the underwriters may reduce that short position by purchasing Capital Securities in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

        Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Capital Securities. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

OTHER RELATIONSHIPS

        Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received, and may receive, customary fees, expenses and commissions for these transactions.

SELLING RESTRICTIONS

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of Capital Securities to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of Capital Securities to the public in that Relevant Member State:

        (a)       in the period beginning on the date of publication of a prospectus in relation to those Capital Securities which has been approved by the competent authority in that Relevant Member State in accordance with the Prospectus Directive and/or, where appropriate, published in another Relevant Member State and notified to the competent authority in that Relevant Member State in accordance with Article 18 of the Prospectus Directive and ending on the date which is 12 months after the date of such publication;

        (b)       at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

        (c)       at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

        (d)       at any time in any other circumstances which do not require the publication by AEGON N.V. of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of Capital Securities to the public" in relation to any Capital Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Capital Securities to be offered so as to enable an investor to decide to purchase or subscribe the Capital Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

        Each underwriter has represented and agreed that:

  •
  it has complied and will comply with all applicable provisions of the Regulations and of the Financial Services and Markets Act 2000 (the "FSMA") with respect to anything done by it in relation to the Capital Securities in, from or otherwise involving the United Kingdom; and

  •
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any Capital Securities in circumstances in which Section 21(1) of the FSMA does not apply.

General

        Each underwriter has represented and agreed that it will not take any action (including without limitation, the possession or distribution of the accompanying prospectus, this prospectus supplement or any other offering document or any publicity or other material relating to the Capital Securities) in any country or jurisdiction outside of the United States where such action would (i) result in any violation of applicable law or (ii) cause the issuance of the Capital Securities to be considered an offering to the public under applicable law.

SETTLEMENT

        It is expected that delivery of the Capital Securities will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of pricing of the Capital Securities (such settlement cycle being herein referred to as "T+5"). Trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Capital Securities on the date of pricing or the next Business Day will be required, by virtue of the fact that the Capital Securities initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Capital Securities who wish to trade certificates on the date of pricing or the next Business Day should consult their own advisors.

LEGAL MATTERS

        Certain matters in connection with this offering will be passed upon for us by Allen & Overy LLP, New York, New York and Amsterdam, The Netherlands. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell, London, England.

EXPERTS

        Ernst & Young Accountants, independent registered public accounting firm, have audited our consolidated financial statements and schedules included in our annual report on Form 20-F for the year ended December 31, 2005, as set forth in their report, which is incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young Accountants' report, given on their authority as experts in accounting and auditing.

PROSPECTUS

AEGON N.V.

(a Netherlands public company with limited liability)

and

AEGON Funding Corp.

(a Delaware corporation)

and

AEGON Funding Corp. II

(a Delaware corporation)

U.S. $4,000,000,000

        AEGON N.V. may offer its common shares and senior or subordinated debt securities, including debt securities convertible or exchangeable into its common shares, for sale through this prospectus.

        AEGON Funding Corp. and AEGON Funding Corp. II may offer senior or subordinated debt securities guaranteed by AEGON N.V. for sale through this prospectus.

        We may offer these securities from time to time in one or more offerings with a total initial offering price of up to U.S. $4,000,000,000. We may also offer any combination of these securities.

        We will provide the specific terms of the securities that we are offering in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 20, 2005.

i

FORWARD-LOOKING STATEMENTS

        The statements contained and incorporated by reference in this prospectus and any accompanying prospectus supplement that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as "believe," "estimate," "intend," "may," "expect," "anticipate," "predict," "project," "counting on," "plan," "continue," "want," "forecast," "should," "would," "is confident" and "will" and similar expressions as they relate to us are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. We undertake no obligation to publicly update or revise any forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. All forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from expectations, including, but not limited to, the following:

  •
  changes in general economic conditions, particularly in the United States, the Netherlands and the United Kingdom;

  •
  changes in the performance of financial markets, including emerging markets, such as:

  •
  the frequency and severity of defaults by issuers in our fixed income investment portfolios; and

  •
  the effects of corporate bankruptcies and/or accounting restatements on the financial markets and the resulting decline in value of equity and debt securities we hold;

  •
  the frequency and severity of insured loss events;

  •
  changes affecting mortality, morbidity and other factors that may affect the profitability of our insurance products;

  •
  changes affecting interest rate levels, continuing low interest rate levels and rapidly increasing interest rate levels;

  •
  changes affecting currency exchange rates, including the euro/U.S. dollar and euro/UK pound exchange rates;

  •
  increasing levels of competition in the United States, the Netherlands, the United Kingdom and emerging markets;

  •
  changes in laws and regulations, particularly those affecting our operations, the products we sell and the attractiveness of certain products to our customers;

  •
  regulatory changes relating to the insurance industry in the jurisdictions in which we operate;

  •
  acts of God, acts of terrorism and acts of war;

  •
  changes in the policies of central banks and/or foreign governments;

  •
  litigation or regulatory action that could require us to pay significant damages or change the way we do business;

  •
  customer responsiveness to both new products and distribution channels;

  •
  competitive, legal, regulatory or tax changes that affect the distribution cost of or demand for our products;

  •
  our failure to achieve anticipated levels of earnings or operational efficiencies as well as other cost-saving initiatives; and

  •
  changes in our reported results of operations or financial condition as a result of the adoption by us of International Financial Reporting Standards.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing the "shelf" registration process. Under the shelf registration process, we may sell the securities described in this prospectus in one or more offerings.

        This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities. The prospectus supplement may also add to or update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under "Where You Can Find More Information About Us."

AEGON N.V.

        AEGON N.V., domiciled in the Netherlands, is a limited liability stock company organized under Dutch law. AEGON N.V., through its member companies, is a leading international insurance group with its headquarters in The Hague. Its common shares are listed in Amsterdam (Euronext), New York (NYSE), Frankfurt, London, Tokyo and Zurich (SWX). AEGON N.V.'s businesses focus primarily on life insurance, pensions, savings and investment products. AEGON N.V. is also active in accident and supplemental health insurance and general insurance and has limited banking activities. AEGON N.V.'s three major markets are the United States, the Netherlands and the United Kingdom. In addition, AEGON N.V. is present in a number of other countries including Canada, Hungary, Slovakia, Spain and Taiwan. AEGON N.V. is also active in China. New products and service initiatives are developed by local business units with a continuous focus on cost control, using a multi-brand, multi-channel distribution approach to meet customers' needs. AEGON N.V.'s headquarters are located at AEGONplein 50, P.O. Box 202, 2501 CE The Hague, The Netherlands, telephone: 011-31-70-344-83-05.

AEGON FUNDING CORP.

        AEGON Funding Corp. (AFC) was incorporated on May 21, 1999 under the laws of the State of Delaware. AFC is an indirect wholly owned subsidiary of AEGON N.V. and has no subsidiaries of its own.

        AFC was established as a financing vehicle to be used to raise funds for the U.S. subsidiaries of AEGON N.V.. AFC's registered office is at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801, and the telephone number of this office is 1-302-658-7581.

AEGON FUNDING CORP. II

        AEGON Funding Corp. II (AFC II) was incorporated on September 19, 2000 under the laws of the State of Delaware. AFC II is an indirect wholly owned subsidiary of AEGON N.V. and has no subsidiaries of its own.

        AFC II was established as a financing vehicle to be used to raise funds for the U.S. subsidiaries of AEGON N.V. AFC II's registered office is at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801, and the telephone number of this office is 1-302-658-7581.

WHERE CAN YOU FIND MORE INFORMATION ABOUT US

        We file annual reports with and furnish other information to the U.S. Securities and Exchange Commission ("SEC"). You may read and copy any document that we have filed with or furnished to the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Our SEC filings are also available to the public through the SEC's web site at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room in Washington, D.C. and in other locations.

INCORPORATION OF CERTAIN INFORMATION WE FILE WITH THE SEC

        As permitted by the SEC, this prospectus and the accompanying prospectus supplement do not contain all the information you can find in our registration statement or the exhibits to the registration statement. The SEC allows us to "incorporate by reference" information into this prospectus and the accompanying prospectus supplement, which means that:

  •
  incorporated documents are considered part of this prospectus and the accompanying prospectus supplement;

  •
  we can disclose important information to you by referring you to those documents;

  •
  information that we file with the SEC after the date of this prospectus that is incorporated by reference in this prospectus and the accompanying prospectus supplement automatically updates and supersedes this prospectus and the accompanying prospectus supplement; and

  •
  information that is more recent that is included in this prospectus and the accompanying prospectus supplement automatically updates and supersedes information in documents incorporated by reference with a date earlier than this prospectus.

        We incorporate by reference into this prospectus and the accompanying prospectus supplement our documents listed below:

  •
  Annual Report on Form 20-F for the fiscal year ended December 31, 2004;

  •
  Report on Form 6-K furnished to the SEC on April 18, 2005 relating to our 2004 financial results under IFRS;

  •
  Report on Form 6-K furnished to the SEC on April 18, 2005 relating to the sale of a German subsidiary;

  •
  Report on Form 6-K furnished to the SEC on April 22, 2005;

  •
  Report on Form 6-K furnished to the SEC on April 28, 2005;

  •
  Report on Form 6-K furnished to the SEC on May 2, 2005;

  •
  Report on Form 6-K furnished to the SEC on May 10, 2005;

  •
  Report on Form 6-K furnished to the SEC on May 12, 2005; and

  •
  each of the following documents that we file with or furnish to the SEC after the date of this prospectus supplement from now until we terminate the offering of securities under this prospectus supplement, the accompanying prospectus and the registration statement:

  •
  reports filed under Section 13(a), 13(c) or 15(d) of the Exchange Act, and

  •
  reports filed or furnished on Form 6-K that indicate that they are incorporated by reference in this prospectus.

        These documents contain important information about us and our financial condition. You may obtain copies of these documents in the manner described above. You may also request a copy of these filings (excluding exhibits) at no cost by contacting us as follows:

Investor Relations	Investor Relations
AEGON N.V.	AEGON USA, Inc.
P.O. Box 202	1111 North Charles Street
2501 CE The Hague	Baltimore, MD 21201
The Netherlands	USA
Tel: 011-31-70-344-8305	Tel: 1-410-576-4577
Fax: 011-31-70-383-2773	Fax: 1-410-347-8685
E-mail: groupir@aegon.com	E-mail: ir@aegonusa.com

FINANCIAL AND EXCHANGE RATE INFORMATION

        Except as otherwise noted, we present the financial statement amounts in this prospectus and in the documents incorporated by reference in this prospectus in accordance with generally accepted accounting principles in the Netherlands ("DAP") for financial information concerning periods prior to January 1, 2005 and in accordance with International Financial Reporting Standards ("IFRS") for financial information concerning periods after January 1, 2005, each of which differs in significant respects from generally accepted accounting principles in the U.S. (U.S. GAAP). For a discussion of the principal differences between DAP, IFRS and U.S. GAAP relevant to us, please refer to our press release reporting preliminary 2004 IFRS comparative results, furnished to the SEC on Form 6-K on April 18, 2005, our press release reporting first quarter 2005 results on an IFRS basis, furnished to the SEC on Form 6-K on May 12, 2005, and Item 5 in our annual report on Form 20-F for the year ended December 31, 2004, beginning on page 59 thereof.

        We have derived the financial data in this prospectus presenting year-end figures from audited financial statements of AEGON. We have derived all financial data in this prospectus presenting interim figures from unaudited financial statements.

USE OF PROCEEDS

        Unless otherwise set forth in the applicable prospectus supplement, we intend to use the proceeds from the sale of securities offered through this prospectus for the AEGON Group's general corporate purposes, which include financing our operations, debt repayment and refinancing, capital expenditures and acquisitions. The specific purpose of any individual issuance of securities will be described in the applicable prospectus supplement.

ENFORCEMENT OF CIVIL LIABILITIES

        AEGON N.V. is a Dutch company located in the Netherlands. Many of our directors and officers are residents of the Netherlands or countries other than the United States. In addition, although we have substantial assets in the United States, a large portion of our assets and the assets of our directors and officers are located outside of the United States. As a result, U.S. investors may find it difficult in a lawsuit based on the civil liability provisions of the U.S. Federal securities laws:

  •
  to effect service of process within the United States upon AEGON N.V. and our directors and officers located outside the United States;

  •
  to enforce in U.S. courts or outside the United States judgments obtained against those persons in U.S. courts;

  •
  to enforce in U.S. courts judgments obtained against those persons in courts in jurisdictions outside the United States; and

  •
  to enforce against those persons in the Netherlands, whether in original actions or in actions for the enforcement of judgments of U.S. courts, civil liabilities based solely upon U.S. Federal securities laws.

        The United States and the Netherlands do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters, except arbitration awards. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not based solely upon the federal securities laws, would not be directly enforceable in the Netherlands. However, if the party in whose favor a final judgment is rendered brings a new suit in a competent court in the Netherlands, such party may submit to the Dutch court the final judgment that has been rendered in the United States. If the Dutch court finds that the jurisdiction of the federal or state court in the United States has been based on grounds that are internationally acceptable and that proper legal procedures have been observed, the court in the Netherlands would, in principle, give binding effect to the final judgment that has been rendered in the United States unless such judgment contravenes Dutch public policy.

        A shareholder of a company incorporated under the laws of the Netherlands cannot sue individual members of the Supervisory Board or Executive Board derivatively; that is, in the name of and for the benefit of AEGON N.V. Moreover, under Dutch law, the duties owed by members of our Supervisory Board and our Executive Board are owed primarily to AEGON N.V., not to our shareholders. This may limit the rights of the shareholders of a Dutch company to sue members of its supervisory or executive boards. Dutch law does not specifically provide for class action suits, such as a suit by one shareholder for his benefit and the benefit of others similarly situated against a company or its supervisory or executive directors.

DESCRIPTION OF CAPITAL STOCK OF AEGON N.V.

        The following is a summary of the terms of AEGON N.V.'s capital stock, including brief descriptions of provisions contained in the Articles of Incorporation of AEGON N.V., as amended on July 17, 1995, May 15, 1998, May 30, 2000 and May 26, 2003. These summaries and descriptions do not purport to be complete statements of these provisions.

SHARE CAPITAL

        The authorized capital stock of AEGON N.V. consists of 3,000,000,000 common shares, par value EUR 0.12 per share, and 1,000,000,000 preferred shares, par value EUR 0.25 per share, of which 500,000,000 are designated class A preferred shares and 500,000,000 are designated class B preferred shares. As of December 31, 2004, 1,552,685,053 common shares, 211,680,000 class A preferred shares and 16,900,000 class B preferred shares were issued and outstanding.

GENERAL

        All of AEGON N.V.'s issued common shares are fully paid and not subject to calls for additional payments of any kind. The common shares are held in bearer and registered form. Holders of New York Shares hold their common shares in registered form.

DIVIDENDS

        Under Dutch law and AEGON N.V.'s Articles of Incorporation, the holders of AEGON N.V. common shares are entitled to payment of dividends out of the profits remaining after the creation of a reserve account, if any. Preferred dividends are payable on the capital actually paid in on the preferred shares at a percentage, on an annual basis, which will be equal to the European Central Bank's fixed interest percentage for basic refinancing transactions, to be increased by 1.75 percentage points, all applicable to the first day of trading on Euronext Amsterdam in the financial year to which the dividend relates. The AEGON Executive Board may determine the dividend payment date for the AEGON N.V. common shares and preferred shares, which may vary for registered and bearer shares, the record date for payment applicable to holders of registered AEGON N.V. common shares and, with the approval of the AEGON Supervisory Board, the currency or currencies in which dividends will be paid. For dividends on New York Shares, therefore, AEGON is empowered to make payment in U.S. dollars.

VOTING RIGHTS AND APPOINTMENT OF SUPERVISORY AND EXECUTIVE BOARDS

        General Meeting of Shareholders.    All holders of AEGON N.V. common shares and preferred shares are entitled to attend personally or by proxy any general meeting of shareholders upon compliance with the procedures hereinafter mentioned. A holder of AEGON N.V. common shares is entitled to one vote for each share held by such holder and represented at the meeting. However, a holder of preferred shares is entitled, instead of casting one vote per preferred share, to cast such number of votes as are equal to the number of preferred shares held multiplied by twenty-five-twelfths (25/12), provided that any resulting fraction of a vote is disregarded. AEGON N.V. and Vereniging AEGON have entered into a preferred shares voting rights agreement, pursuant to which Vereniging AEGON has voluntarily waived its right to cast 25/12 votes per class A or class B preferred share. Instead, Vereniging AEGON has agreed to exercise only one vote per preferred share, except in the event of a "special cause," such as the acquisition of a 15% interest in AEGON N.V., a tender offer for AEGON N.V. shares or a proposed business combination by any person or group of persons whether individually or as a group, other than in a transaction approved by the Executive Board and the Supervisory Board. If, in its sole discretion, Vereniging AEGON determines that a "special cause" has occurred, Vereniging AEGON will notify the General Meeting of Shareholders and retain its right to exercise the full voting power of 25/12 votes per preferred share for a limited period of six months.

        A general meeting of shareholders is required to be held not later than June 30 of each year. General meetings of shareholders are called by the AEGON Supervisory Board or the AEGON Executive Board and are required to be held in The Hague, The Netherlands or certain other cities in the Netherlands. In order to attend a general meeting of shareholders, holders of bearer shares must deposit their share certificates with one of the depositaries designated in the notice of the meeting. The holders of registered shares are required to notify AEGON in writing prior to the date specified in the notice of a general meeting of the shareholders of their desire to attend the meeting in person or by proxy and must specify the serial numbers of their share certificates, if any. Action is taken at such meetings by an absolute majority of the votes cast unless a larger majority is explicitly provided by law or by the Articles of Incorporation.

        Major Shareholders of AEGON N.V.    As of December 31, 2004, Vereniging AEGON held approximately 12% of the common shares and 100% of the preferred shares of AEGON N.V. These holdings give Vereniging AEGON approximately 23% of AEGON N.V.'s voting shares. In the event of a "special cause," as describe above, Vereniging AEGON's voting rights will increase to currently 32.35% for up to six months per "special cause." Vereniging AEGON is a membership association under Dutch law. One of the principal characteristics of a membership association is that it has no share capital. The objective of Vereniging AEGON is the balanced representation of the interests of AEGON N.V. and all of its stockholders, AEGON group companies, insured parties, employees and other constituencies of the AEGON group. The table below shows the ownership percentage of Vereniging AEGON as of December 31, 2004.

Title of Class	Number Owned	Percent of Class
Common Shares	171,974,055	12%
Preferred A Shares	211,680,000	100.0%
Preferred B Shares	16,900,000	100.0%

        Vereniging AEGON has two administrative bodies: the general membership and executive committee. The general membership currently consists of 21 individuals who were elected as members of Vereniging AEGON. Of these 21 individuals, 19 represent a broad cross-section of Dutch society, and are called elected members.

        No employee or former employee of AEGON N.V. or its subsidiaries may be elected to the general membership. Of the other two members of the general membership, two are elected from the AEGON Executive Board.

        Appointment of the AEGON Supervisory Board and the AEGON Executive Board. AEGON N.V. has a two-tier management system consisting of an executive board and a supervisory board. Members of the AEGON Supervisory Board are nominated by the AEGON Supervisory Board and are appointed by the general meeting of shareholders. The number of members of the AEGON Supervisory Board is determined from time to time by the AEGON Supervisory Board but may not consist of less than seven members. Members of the AEGON Executive Board are nominated by the AEGON Supervisory Board and are appointed by the general meeting of shareholders. For more information please see "Item 6. Directors, Senior Management and Employees" of AEGON N.V.'s 2004 Annual Report on Form 20-F.

        Shareholder Proposals.    Proposals by shareholders are required to be placed on the agenda of a general meeting of shareholders, but only if such proposals have been signed by the holder or holders of at least 0.1% of issued and outstanding common shares and are submitted to AEGON no earlier than three and no later than two months prior to each general meeting of shareholders, unless in the opinion of the Supervisory Board and the Executive Board there are important AEGON interests which would oppose the adding of such subjects to the agenda.

        Amendment of Articles.    The Articles of Incorporation of AEGON N.V. may be amended at any general meeting of shareholders by an absolute majority of the votes cast. Any such amendment must have been proposed by the AEGON Executive Board which proposal must have been approved by the AEGON Supervisory Board.

        Annual Accounts and Dividends.    The general meeting of the shareholders adopts annually AEGON N.V.'s annual accounts with respect to the previous calendar year.

LIQUIDATION RIGHTS

        In the event of the liquidation of AEGON N.V., the general meeting of shareholders determines the remuneration of the liquidators and of the members of the AEGON Supervisory Board. The assets remaining after payment of all debts, liquidation expenses and taxes are to be distributed first to the holders of preferred shares in the amount of their paid-in capital. The amount left after such payment will be distributed to the holders of AEGON N.V. common shares.

ISSUANCE OF ADDITIONAL RIGHTS

        Shares of AEGON N.V.'s authorized but unissued capital stock may be issued at such times and on such conditions as may be determined at a general meeting of shareholders or by the AEGON Executive Board if authorized by the shareholders. At the general meeting of shareholders of AEGON N.V. held on April 22, 2004, the AEGON Executive Board was designated, for a period of three years effective April 22, 2004, by a resolution approved by the shareholders, as the Company Body which shall, subject to the approval of the AEGON Supervisory Board, be authorized to decide upon the issue of shares and to grant rights to acquire shares up to the maximum amount of the authorized capital. With regard to the issuance of preferred shares, this authority is limited to the issuance of preferred shares to the current holder of preferred shares. The designation described above may only be withdrawn by a resolution of the general meeting of shareholders following a proposal by the AEGON Executive Board which has been approved by the AEGON Supervisory Board.

PREEMPTIVE RIGHTS

        Except in certain instances prescribed by law, the holders of AEGON N.V. common shares have preemptive rights on a pro rata basis to purchase the number of AEGON N.V. common shares to be issued. Holders of AEGON N.V. preferred shares, as such, have no preemptive rights in respect of any AEGON N.V. common shares.

        Preemptive rights in respect of AEGON N.V. common shares may be limited or precluded by a resolution passed by the general meeting of shareholders. In the notice of the meeting, the reasons for the proposal to limit or preclude the preemptive rights in respect of AEGON N.V. common shares and the intended issue price must be explained in writing. Preemptive rights may also be limited or precluded by the AEGON Executive Board if a resolution is passed by the general meeting of shareholders which confers such power on the AEGON Executive Board for a maximum of five years. This power may from time to time be extended, but never for a period longer than five years. A resolution passed at the general meeting of shareholders or taken by the AEGON Executive Board to limit or preclude the preemptive rights in respect of AEGON N.V. common shares requires the approval of the AEGON Supervisory Board. If AEGON N.V. makes a rights offering to the holders of AEGON N.V. common shares, the rights of holders of AEGON N.V.'s New York Shares to exercise the rights so offered is subject to a restriction which permits AEGON N.V. to sell such rights in a manner to be determined by the AEGON Executive Board and to remit the cash proceeds of such sale to such holders if the additional AEGON N.V. common shares are not registered under the Securities Act of 1933, as amended (the "Securities Act").

        At the general meeting of shareholders of AEGON N.V. held on April 22, 2004, the AEGON N.V. Executive Board was designated, for a period of three years effective April 22, 2004, by a resolution approved by the shareholders, as the Company Body which shall, subject to the approval of the AEGON Supervisory Board, be authorized to limit or exclude the preemptive rights of the shareholders with regard to the issuance of shares and the granting of rights to acquire shares. In respect of the issuance of common shares without preemptive rights, the authority given thereby shall be limited to (1) 10% of the capital, plus; (2) 20% of the capital, but only if the issuance happens to occur in connection with the acquisition of an enterprise or a corporation. For the purposes of the designation by the shareholders, the term capital means the par value amount of the common share capital issued at the moment this authority is used for the first time in a certain year.

        The designation described above may only be withdrawn by a resolution of the general meeting of shareholders following a proposal by AEGON N.V.

REPURCHASE BY AEGON N.V. OF ITS OWN SHARES

        Subject to certain restrictions contained in the laws of the Netherlands and AEGON N.V.'s Articles of Incorporation, the AEGON Executive Board may cause AEGON N.V. to purchase its own fully-paid shares, provided that the total number of AEGON N.V. shares so repurchased may not exceed, in the aggregate, 10% of the issued capital. Such purchase may be made only upon authorization by the general meeting of shareholders, which authorization is valid for a maximum of eighteen months and must include the number of shares to be acquired, the way in which they may be acquired and the minimum and maximum purchase price.

CERTIFICATES FOR COMMON STOCK AND THEIR TRANSFER

        Certificates evidencing AEGON N.V. common shares are issuable, subject to the restrictions described below, in bearer or registered form, as the holder may elect. Certificates issued by the New York registrar are in registered form and are printed in the English language ("New York Shares"). Bearer shares are evidenced by certificates printed only in the Dutch language. AEGON N.V. common shares in bearer form and New York Shares may be held by residents as well as non-residents of the Netherlands. Only AEGON N.V. common shares in bearer form may be traded on the Amsterdam, London, Frankfurt, Tokyo and Zurich Stock Exchanges. Only New York Shares may be traded on a stock exchange in the U.S. Upon presentation of a bearer certificate to AEGON N.V.'s Dutch transfer agent, accompanied by a request that the shares evidenced by such certificate be transferred to New York Shares, the Dutch transfer agent will cancel such bearer share and will instruct AEGON N.V.'s New York transfer agent to issue a New York Share certificate evidencing such shares. Similarly, upon presentation to the New York transfer agent of New York Shares accompanied by an appropriate request, the New York transfer agent will cancel such New York Shares and will instruct the Dutch transfer agent to issue a bearer share certificate evidencing such shares. Transfers of AEGON N.V. common shares in bearer form are accomplished by delivery of the share certificates. New York Shares may be transferred on the books of AEGON N.V. at the office of the New York transfer agent by surrendering the New York Shares with the deed of transfer on the New York Shares or in a separate instrument completed in full and signed by the transferor. Upon surrender, AEGON N.V., acting through its New York transfer agent, will either note the transfer on the surrendered New York Shares or issue replacement New York Shares registered in the name of the new owner. In addition, a shareholder is entitled, upon written request to AEGON N.V. and the surrender for cancellation of any share certificate previously issued, to have his name entered in the register of shareholders with respect to the share or shares owned by him and to receive, in lieu of a certificate, a non-negotiable declaration of registration of such share or shares. AEGON N.V. common shares transferred to GPH in the Asset Transfer will be New York Shares.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated using financial information calculated in accordance with generally accepted accounting principles in the Netherlands ("DAP").

Year Ended December 31,
2004	2003	2002		2001	2000
1.8	1.4	—	(1)	1.5	2.5

(1)
The deficiency of our earnings to fixed charges based on DAP was €315,000,000 during 2002.

        The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated using financial information calculated in accordance with generally accepted accounting principles in the United States ("U.S. GAAP") which differ in certain significant respects from DAP. You can find a description of the significant differences between DAP and U.S. GAAP in note 5 to our consolidated financial statements, which are incorporated by reference from our annual report on Form 20-F for the year ended December 31, 2004.

Year Ended December 31,
2004	2003	2002		2001	2000
1.8	1.7	—	(1)	1.3	1.8

(1)
The deficiency of our earnings to fixed charges based on U.S. GAAP was €841,000,000 during 2002.

        The following table uses financial information derived from accounting policies based on International Financial Reporting Standards as in effect on March 31, 2004 ("IFRS"). It is important to understand that the ratio of earnings to fixed charges for the period indicated in the table below is not comparable to the ratios in the tables above. IFRS differs in significant respects from U.S. GAAP and DAP, including in the treatment of the financial data underlying the ratios of earnings to fixed charges. For a more complete description of the differences between IFRS, U.S. GAAP and DAP, please refer to our press release reporting preliminary 2004 IFRS comparative results, furnished to the SEC on Form 6-K on April 18, 2005, our press release reporting first quarter 2005 results on an IFRS basis, furnished to the SEC on Form 6-K on May 12, 2005, and Item 5 in our annual report on Form 20-F for the year ended December 31, 2004, beginning on page 59 thereof.

Three Months Ended March 31,
2005	2004
2.1	2.2

        For purposes of determining the ratio of earnings to fixed charges, earnings is defined as income before tax plus fixed charges. Fixed charges are calculated by adding (1) interest expensed and capitalized, (2) amortized premiums, discounts and capitalized expenses related to indebtedness, (3) interest on fixed annuities, guaranteed investment contracts and funding agreements, (4) dividends on preferred shares and (5) interest on perpetual capital securities.

DESCRIPTION OF DEBT SECURITIES

        The following is a summary of the general terms of the debt securities. Each time that we issue debt securities pursuant to this prospectus we will file a prospectus supplement with the Securities Exchange Commission that you should read carefully. The prospectus supplement may contain additional terms of those debt securities. The terms presented here, together with the terms contained in the prospectus supplement, will be a description of the material terms of the debt securities, but if there is any inconsistency between the terms presented here and those in the prospectus supplement, those in the prospectus supplement will apply and will replace those presented here. You should also read the indenture under which we will issue the debt securities, which we have filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. The terms of the debt securities include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

GENERAL

        The debt securities will be issued by AEGON, AFC or AFC II, as the case may be, under an indenture with Citibank, N.A., unless specified otherwise in a prospectus supplement.

        Any debt securities issued by AFC or AFC II will be guaranteed by AEGON.

        The total principal amount of debt securities that can be issued under the indenture is unlimited. Except as otherwise provided in the prospectus supplement relating to a particular series of debt securities, the indenture does not limit the amount of other debt, secured or unsecured, that we may issue. We may issue the debt securities in one or more series.

        The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

  •
  the issuer of the debt securities, AEGON, AFC or AFC II;

  •
  the price of the debt securities offered;

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  the title of the debt securities;

  •
  the total principal amount of the debt securities;

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  the date or dates, if any, on which the principal of and any premium on the debt securities will be payable;

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  any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

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  whether the debt securities are senior or subordinated debt securities;

  •
  the places at which payments of principal and interest are payable;

  •
  the terms of any optional or mandatory redemption, including the price for the redemption;

  •
  any sinking fund provisions;

  •
  whether payments on the debt securities will be payable in foreign currency or currency units or another form and whether payments will be payable by reference to any index or formula;

  •
  any changes or additions to the events of default or covenants described in this prospectus;

  •
  whether debt securities will be issued as discount securities and the amount of any discount;

  •
  whether the debt securities will be represented by one or more global securities;

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  whether the debt securities will be issued in registered or bearer form, and any restrictions that may apply;

  •
  any terms for the conversion or exchange of the debt securities for other securities of AEGON Group companies or any other entity (including any related cash-out option); and

  •
  any other terms of the debt securities.

        We have the ability under the indenture to "reopen" a previously issued series of debt securities and issue additional debt securities of that series or establish additional terms of the series. We are also permitted to issue debt securities with the same terms as previously issued debt securities. Unless otherwise indicated in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

        The senior debt securities will be unsecured, unsubordinated indebtedness and will rank equally with all other unsecured and unsubordinated debt of their issuer. The subordinated debt securities will be unsecured indebtedness and will be subordinated in right of payment to some existing and future debt of their issuer. See "Subordination" below.

        Some of the debt securities may be sold at a substantial discount below their stated principal amount. These debt securities will either bear no interest or will bear interest at a rate which at the time of issuance is below market rates. U.S. Federal income tax consequences and other special considerations applicable to discounted debt securities are discussed below under "Taxation in the United States" and may be discussed further in the prospectus supplement relating to these debt securities.

GUARANTEES

        If AFC or AFC II issues the debt securities, AEGON will fully and unconditionally guarantee the due and punctual payment of the principal of any premium and any interest on those debt securities, when and as these payments become due and payable, whether at maturity, upon redemption or declaration of acceleration, or otherwise. The guarantees of senior debt securities will constitute an unsecured, unsubordinated obligation of AEGON and will rank equally with all other unsecured and unsubordinated obligations of AEGON. The guarantees of subordinated debt securities will constitute an unsecured obligation of AEGON and will be subordinated in right of payment to all senior indebtedness of AEGON.

        AEGON will (1) agree that its obligations under the guarantees will be as principal obligor and not merely as surety, and will be enforceable irrespective of any invalidity, irregularity or unenforceability of the guaranteed debt securities or the indenture and (2) waive any right to require a proceeding against AFC or AFC II, as the case may be, before its obligations under the guarantees shall become effective. See "Enforcement of Civil Liabilities Against Foreign Persons."

GOVERNING LAW

        The debt securities, the indenture and the guarantees will be governed by and construed in accordance with the laws of the State of New York. The laws of the State of New York would not require the trustee to pursue or exhaust its legal and equitable remedies against AFC or AFC II, as the case may be, prior to exercising its rights under the guarantee relating to the guaranteed debt securities. We cannot assure you that a Dutch court would give effect to this provision. However, AEGON will waive any right to require a proceeding against AFC or AFC II before its obligations under the guarantees shall become effective. There are no limitations under the laws of the Netherlands or the articles of incorporation of AEGON on the right of non-residents of the Netherlands to hold the debt securities issued by AEGON.

FORM, EXCHANGE AND TRANSFER

        Unless otherwise specified in the related prospectus supplement, the debt securities of each series will be issuable in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

        Unless otherwise specified in the related prospectus supplement, any payments of principal, interest and premium on registered debt securities will be payable and, subject to the terms of the indenture and the limitations applicable to global securities, debt securities may be transferred or exchanged, at any office or agency we maintain for such purpose, without the payment of any service charge except for any applicable tax or governmental charge.

GLOBAL SECURITIES

        The debt securities of a series may be issued in the form of one or more global certificates that will be deposited with a depositary identified in a prospectus supplement. Unless a global certificate is exchanged in whole or in part for debt securities in definitive form, a global certificate may generally be transferred only as a whole and only to the depositary or to a nominee of the depositary or to a successor depositary or its nominee.

        Unless your prospectus supplement provides otherwise, the securities will initially be issued to investors only in book-entry form. We will issue and register in the name of one or more financial institutions or clearing systems or their nominees, one or more fully registered global certificates, representing the total aggregate number of securities. A financial institution or clearing system that we select for the purpose is called the "depositary" for that security. A security will usually have only one depositary, but it may have more.

        Each series of securities will have one or more of the following as the depositaries:

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  DTC;

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  Euroclear;

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  a financial institution holding the securities on behalf of Clearstream, Luxembourg; or

  •
  any other clearing system or financial institution named in the applicable prospectus supplement.

        The depositaries named above may also be participants in one another's systems. Thus, for example, if DTC is the depositary for a global security, investors may hold beneficial interests in that security through Euroclear or Clearstream, Luxembourg as DTC participants. The depositary or depositaries for your securities will be named in your prospectus supplement; if none is named, the depositary will be DTC.

        DTC has provided us the following information, and we take no responsibility for its accuracy. DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its participants' accounts, eliminating the need for physical movement of securities certificates. Participants in DTC include Clearstream, Luxembourg and Euroclear, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock

Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

        Pursuant to DTC's procedures, upon the sale of debt securities represented by a global certificate to underwriters, DTC will credit the accounts of the participants designated by the underwriters with the principal amount of the debt securities purchased by the underwriters. Ownership of beneficial interests in a global certificate will be shown on DTC's records (with respect to participants), by the participants (with respect to indirect participants and certain beneficial owners) and by the indirect participants (with respect to all other beneficial owners). The laws of some states require that certain persons take physical delivery in definitive form of the securities that they own. Consequently, the ability to transfer beneficial interests in a global certificate may be limited.

        We will wire to DTC's nominee principal and interest payments with respect to global certificates. We and the trustees under the indenture will treat DTC's nominee as the owner of the global certificates for all purposes. Accordingly, we, the trustee and the paying agent will have no direct responsibility or liability to pay amounts due on the global certificates to owners of beneficial interests in the global certificates.

        It is DTC's current practice, upon receipt of any payment of principal or interest, to credit participants' accounts on the payment date according to their beneficial interests in the global certificates as shown on DTC's records. Payments by participants to owners of beneficial interests in the global certificates will be governed by standing instructions and customary practices between the participants and the owners of beneficial interests in the global certificates, as is the case with securities held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the trustee or us.

        Debt securities of any series represented by a global certificate will be exchangeable for debt securities in definitive form with the same terms in authorized denominations only if:

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  DTC notifies us that it is unwilling or unable to continue as depositary, or DTC is no longer eligible to act as depositary, and we do not appoint a successor depositary within 90 days; or

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  we determine not to have the debt securities of a series represented by global certificates and notify the trustee of our decision.

        Clearstream, Luxembourg is incorporated under the laws of Luxembourg as a bank. Clearstream, Luxembourg holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of its participants, eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream, Luxembourg in a variety of currencies, including U.S. dollars. Clearstream Banking provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream, Luxembourg participants are recognized financial institutions around the world, including securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg participant, either directly or indirectly. In May 1999, Cedel International, the parent of Clearstream, Luxembourg and Deutsche

Boerse Clearing, a unit of the German stock exchange, merged to form a pan-European clearance and settlement system named Clearstream International.

        Euroclear was created in 1968 to hold securities for its participants and to clear and settle transactions between its participants through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may be settled in a variety of currencies, including U.S. dollars. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described in this prospectus. Euroclear is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking and Finance Commission and the National Bank of Belgium. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. All securities in Euroclear are held on a fungible basis. This means that specific certificates are not matched to specific securities clearance accounts.

PAYMENTS OF ADDITIONAL AMOUNTS

        If the prospectus supplement for a particular series of debt securities so provides, the issuer or guarantor will make all payments on the debt securities of that series without withholding or deduction for any taxes, or other governmental charges in effect on the date of issuance of the debt securities of that series or imposed in the future by or on behalf of the Netherlands, in the case of AEGON, or the United States, in the case of AFC or AFC II, or any authority in the Netherlands or the United States, as applicable. In the event any Dutch, in the case of payments by AEGON, or United States, in the case of payments by AFC or AFC II, taxes or other charges are imposed on payments on any debt security of that series held by you, the issuer or guarantor will pay to you such Additional Amounts as may be necessary so that the net amounts receivable by you after any payment, withholding or deduction of tax or charge will equal the amounts of principal, any interest and any premium which would have been receivable on the debt security if there were no such payment, withholding or deduction; provided, however, that (a) in the case of payments by AEGON, the amounts with respect to any Dutch taxes shall be payable only to holders that are not residents in the Netherlands for purposes of its tax laws; and (b) in the case of payments by AFC or AFC II, the amounts with respect to any United States taxes shall be payable only to holders that are non-U.S. persons not resident in the United States, foreign corporations or certain trusts or estates not subject to taxes, for United States tax purposes, and provided further, that, unless the accompanying prospectus supplement provides otherwise, the issuer or guarantor shall not be required to make any payment of any Additional Amounts on account of:

  •
  in the case of payments by AEGON, your being a resident of the Netherlands or having some connection with the Netherlands (in the case of Dutch taxes) other than the mere holding of the debt security or the receipt of principal, any interest or any premium on the debt security;

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  in the case of payments by AFC or AFC II, your being a resident of the United States or having some connection with the United States (in the case of United States taxes) other than the mere holding of the debt security or the receipt of principal, and interest, or any premium on the debt security;

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  your presentation of the debt security for payment more than 30 days after the later of (1) the due date for such payment or (2) the date we provide funds to make such payment to the trustee;

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  any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge;

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  any tax, assessment or other governmental charge payable other than by withholding from payments on the debt security;

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  in the case of payments by AFC or AFC II, with respect to United States taxes, any tax imposed by reason of the holder's past or present status as a tax-exempt organization with respect to the United States or as a corporation which accumulates earnings to avoid United States Federal income tax;

  •
  any tax, assessment or other governmental charge which would not have been imposed or withheld if the holder had declared his or her non-residence in the Netherlands, in the case of payments by AEGON, or the United States, in the case of payments by AFC or AFC II, or made a similar claim for exemption so that, upon making the declaration or the claim, the holder would either have been able to avoid the tax, assessment or charge or to obtain a refund of the tax, assessment or charge;

  •
  any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, premium, if any, or any interest on, any debt security, if such payment can be made without such withholding by any other paying agent; or

  •
  any combination of items above;

nor shall Additional Amounts be paid with respect to any payment of the principal of, premium, if any, or any interest on any debt security to any holder who is a fiduciary, a partnership or a beneficial owner and who is other than the sole beneficial owner of the payment to the extent the fiduciary or a member of the partnership or a beneficial owner would not have been entitled to any additional amount had it been the holder of the debt security.

TAX REDEMPTION

        If the prospectus supplement for a particular series of debt securities so provides, the issuer or guarantor may redeem that series of debt securities before its maturity, in whole but not in part, if, at any time after the date of issuance of that series of securities, as a result of any:

  •
  amendment to, or change in, the laws of the Netherlands, in the case of payments by AEGON, or the United States, in the case of payments by AFC or AFC II, or any political subdivision thereof; or

  •
  change in the application or official interpretation of such laws or regulations;

where the amendment or change becomes effective after the date of the issuance of the series of debt securities, the issuer or guarantor become, or will become, obligated to pay any Additional Amounts as provided above under "Payments of Additional Amounts" and cannot reasonably avoid such obligation.

        Before the issuer or guarantor may redeem debt securities of a particular series as provided above, the issuer or guarantor must deliver to the trustee at least 30 days, but not more than 60 days, prior to the date fixed for redemption:

  •
  a written notice stating that the debt securities of a particular series are to be redeemed, specifying the redemption date and other pertinent information; and

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  an opinion of independent legal counsel selected by us to the effect that, as a result of the circumstances described above, we have or will become obligated to pay such Additional Amounts.

        The issuer or guarantor will give you at least 30 days', but not more than 60 days', notice before any tax redemption of a series of securities. On the redemption date, the issuer or guarantor will pay you the principal amount of your debt security, plus any accrued interest (including any Additional Amounts) to the redemption date.

CONVERSION OR EXCHANGE

        The terms, if any, upon which debt securities of any series are convertible into or exchangeable for other securities will be set forth in the related prospectus supplement. These terms may include the conversion price, the conversion period, provisions as to whether conversion or exchange will be at the option of the holders of that series of debt securities or at our option, any events requiring an adjustment of the conversion price, provisions affecting conversion in the event of the redemption of such series of debt securities and other relevant provisions relating to those securities.

EVENTS OF DEFAULT

        The following are defined as events of default with respect to securities of any series outstanding under the indenture, unless otherwise stated in the related prospectus supplement:

          (a)   failure to pay principal or premium, if any, on any debt security of that series when due, and continuance of such a default beyond any applicable grace period;

          (b)   failure to pay any interest on any debt security of that series when due, and continuance of such a default for a period of 30 days beyond any applicable grace period;

          (c)   failure to deposit any sinking fund payment, when due and continuance of such a default beyond any applicable grace period, on any debt security of that series;

          (d)   failure to perform any of our other covenants or the breach of any of the warranties in the indenture after being given written notice and continuance of such a default for a period of 90 days beyond any applicable grace period; and

          (e)   certain events in bankruptcy, insolvency or reorganization of AEGON, AFC or AFC II.

        If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may accelerate the maturity of the debt securities of that series (or, such portion of the principal amount of such debt securities as may be specified in a prospectus supplement). If an acceleration occurs, subject to specified conditions, the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series may rescind and annul such acceleration. Because each series of debt securities will be independent of each other series, a default in respect of one series will not necessarily in itself result in a default or acceleration of the maturity of a different series of debt securities.

        Other than its duties in case of an event of default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders offer the trustee reasonable indemnity. Subject to the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

        A holder of debt securities of any series will not have any right to institute any proceeding with respect to the indenture unless:

  •
  the holder previously gave written notice to the trustee of an event of default;

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  the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

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  the trustee fails to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer.

        The limitations described above do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal, interest or premium on that debt security on or after the applicable due date specified in that debt security.

        We will be required to furnish to each trustee annually a statement by our officers as to whether or not we are in default in the performance of any of the terms of the indenture.

SUBORDINATION

        The indebtedness evidenced by the subordinated debt securities will, to the extent set forth in the indenture with respect to each series of subordinated debt securities, be subordinate in right of payment to the prior payment in full of all of our senior debt, as defined, including any senior debt securities. The prospectus supplement relating to any subordinated debt securities will summarize the subordination provisions of the indenture applicable to that series including:

  •
  the applicability and effect of such provisions upon any payment or distribution of our assets to creditors upon any liquidation, bankruptcy, insolvency or similar proceedings;

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  the applicability and effect of such provisions in the event of specified defaults with respect to senior debt, including the circumstances under which and the periods in which we will be prohibited from making payments on the subordinated debt securities; and

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  the definition of senior debt applicable to the subordinated debt securities of that series.

        In the event and during the continuation of any default in the payment of any senior debt continuing beyond any applicable grace period specified in the instrument evidencing that senior debt (unless and until the default shall have been cured or waived or shall have ceased to exist), no payments on account of principal, premium, if any, or interest, if any, on the subordinated debt securities or sums payable with respect to the conversion or exchange, if applicable, of the subordinated debt securities may be made pursuant to the subordinated debt securities.

        Upon payment or distribution of our assets to creditors upon dissolution or winding-up or total or partial liquidation or reorganization, whether voluntary or involuntary in bankruptcy, insolvency, receivership or other proceedings, the holders of our senior debt will be entitled to receive payment in full of all amounts due on the senior debt before any payment is made by us on account of principal, premium, if any, or interest, if any, on the subordinated debt securities.

        By reason of this subordination, in the event of our insolvency, holders of subordinated debt securities may recover less, ratably, and holders of senior debt may recover more, ratably, than our other creditors. The indenture does not limit the amount of senior debt that we may issue.

LIMITATION ON LIENS

        If so specified in a prospectus supplement relating to a series of debt securities, so long as any of the debt securities of that series remain outstanding, the issuer and its subsidiaries may not secure any indebtedness in respect of borrowed moneys having an original maturity of more than two years by granting security upon any of their present or future assets or revenues unless they effectively provide that the same or equal and ratable security (or other security acceptable to the trustee) is accorded to all debt securities of that series for so long as the secured indebtedness is so secured. This limitation does not apply to:

  •
  security created over any shares in, assets of or securities owned by any subsidiaries that are not principally engaged in the business of life insurance and that do not contribute more than 10% of AEGON's total aggregate consolidated gross premium income as reflected in its most recent annual audited financial statements;

  •
  security created in the normal course of the insurance business carried on in a manner consistent with generally accepted insurance practice for that insurance business;

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  security or preference arising by operation of any law;

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  security over real property to secure borrowings to finance the purchase or improvement of that real property;

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  security over assets existing at the time of the acquisition of those assets; and

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  security not otherwise permitted by the above that secures borrowed money in an aggregate principal amount not exceeding 50% of AEGON's total aggregate consolidated indebtedness with an original maturity of more than two years.

DEFEASANCE

        Unless otherwise indicated in the related prospectus supplement, we may elect, at our option at any time, to have the provisions of the indenture relating (a) to defeasance and discharge of indebtedness or (b) to defeasance of certain restrictive covenants apply to the debt securities of any series, or to any specified part of a series.

        In order to exercise either option, we must irrevocably deposit, in trust for the benefit of the holders of those debt securities, money or U.S. government securities, or both, which, through the payment of principal and interest in accordance with their terms, will provide amounts sufficient to pay the principal of and any premium and interest on those debt securities on the respective stated maturities in accordance with the terms of the indenture and those debt securities and we must deliver to the trustee an opinion of counsel confirming that the beneficial owners of those debt securities will not recognize gain or loss for U.S. Federal income tax purposes as a result of such defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred, provided in the case of a defeasance and discharge, such opinion of counsel shall be based on a ruling received from, or published by, the U.S. Internal Revenue Service or a change in the applicable U.S. Federal income tax law occurring after the date of original issue of those debt securities. Any additional conditions to exercising these options with respect to a series of debt securities will be described in an applicable prospectus supplement.

        If we meet all the conditions to clause (a) above and elect to do so, we will be discharged from all our obligations with respect to the applicable debt securities and if those debt securities are subordinated debt securities, the provisions relating to subordination will cease to be effective (other than obligations to register transfer of debt securities, to replace lost, stolen or mutilated certificates and to maintain paying agencies). We shall be deemed to have paid and discharged the entire indebtedness represented by the applicable debt securities and to have satisfied all of our obligations under the debt securities and the indenture relating to those debt securities.

        If we meet all the conditions to clause (b) above and elect to do so, we may omit to comply with and shall have no liability in respect of certain restrictive covenants as described in the related prospectus supplement and, if those debt securities are subordinated debt securities, the provisions of the indenture relating to subordination will cease to be effective, in each case with respect to those debt securities.

MODIFICATION OF THE INDENTURE

        Under the indenture, our rights and obligations and the rights of holders may be modified with the consent of the holders holding not less than a majority of the aggregate principal amount of the outstanding debt securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications or altering the provisions relating to the waiver of any past default, is effective against any holder without its consent. We and the trustee may also amend the indenture or any supplement to the indenture without the consent of the holders of any debt securities to evidence the succession or addition of another corporation to AEGON, AFC or AFC II, as the case may be, to evidence the replacement of the trustee with respect to one or more series of debt securities and for certain other purposes.

CONSOLIDATION, MERGER OR DISPOSITION OF ASSETS OF AEGON, AFC OR AFC II

        We may not consolidate with or merge into, or sell or lease substantially all of our assets to any person unless:

  •
  the successor person expressly assumes our obligations on the debt securities and under the indenture;

  •
  immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

  •
  any other conditions specified in the related prospectus supplement are met.

CONCERNING THE TRUSTEE

        We and certain of our affiliates and subsidiaries may maintain deposit account and lines of credit and have other customary banking relationship with the trustee and its affiliates in the ordinary course of our and their respective businesses.

        Pursuant to the Trust Indenture Act, should a default occur with respect to the debt securities constituting our senior debt securities or subordinated debt securities, the trustee would be required to resign as trustee with respect to the debt securities constituting either the senior debt securities or the subordinated debt securities under the indenture within 90 days of the default unless the default were cured, duly waived or otherwise eliminated or unless only senior debt securities or subordinated debt securities are outstanding under the indenture at the time of the default.

PLAN OF DISTRIBUTION

        We may sell the securities offered by this prospectus in and outside the United States in one or more of the following ways:

  •
  through underwriters;

  •
  through dealers;

  •
  through agents; or

  •
  directly to purchasers.

        The distribution of the securities may be carried out from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for the AEGON Group in the ordinary course of business.

        The prospectus supplement relating to any offering will include the following information:

  •
  the terms of the offering;

  •
  the names of any underwriters, dealers or agents;

  •
  the purchase price of the securities;

  •
  the net proceeds to us from the sale of the securities;

  •
  any delayed delivery arrangements;

  •
  any underwriting discounts or other underwriters' compensation; and

  •
  any discounts or concessions allowed or reallowed or paid to dealers.

SALES THROUGH UNDERWRITERS OR DEALERS

        If we use underwriters in an offering using this prospectus, we will execute an underwriting agreement with one or more underwriters. The underwriting agreement will provide that the obligations of the underwriters with respect to a sale of the offered securities are subject to specified conditions precedent and that the underwriters will be obligated to purchase all of the offered securities if they purchase any. Underwriters may sell those securities through dealers. The underwriters may change the initial offering price and any discounts or concessions allowed or reallowed or paid to dealers. If we use underwriters in an offering of securities using this prospectus, the applicable prospectus supplement will contain a statement regarding the intention, if any, of the underwriters to make a market in the offered securities.

        We may grant to the underwriters an option to purchase additional offered securities, to cover over-allotments, if any, at the public offering price (with additional underwriting discounts or commissions), as may be set forth in the related prospectus supplement. If we grant any overallotment option, the terms of the over-allotment option will be set forth in the prospectus supplement relating to such offered securities.

        If we use a dealer in an offering of securities using this prospectus, we will sell the offered securities to the dealer as principal. The dealer may then resell those securities to the public or other dealers at a fixed price or varying prices to be determined at the time of resale.

DIRECT SALES AND SALES THROUGH AGENTS

        We may also use this prospectus to directly solicit offers to purchase securities. In this case, no underwriters or agents would be involved. Except as set forth in the applicable prospectus supplement, none of our directors, officers or employees will solicit or receive a commission in connection with those direct sales. Those persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with direct sales.

        We may also sell the offered securities through agents we designate from time to time. In the prospectus supplement, we will describe any commission payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

DELAYED DELIVERY CONTRACTS

        We may authorize underwriters and agents to solicit offers by certain institutions to purchase securities pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in the prospectus supplement. Institutions with which delayed delivery contracts may be made include commercial and savings banks, insurance companies, educational and charitable institutions and other institutions we may approve. The obligations of any purchaser under any delayed delivery contract will not be subject to any conditions except that any related sale of offered securities to underwriters shall have occurred and the purchase by an institution of the securities covered by its delayed delivery contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject. Any commission paid to agents and underwriters soliciting purchases of securities pursuant to delayed delivery contracts accepted by us will be detailed in the prospectus supplement.

INDEMNIFICATION

        Underwriters, dealers or agents participating in a distribution of securities using this prospectus may be deemed to be underwriters under the Securities Act. Pursuant to agreements that we may enter into, underwriters, dealers or agents who participate in the distribution of securities by use of this prospectus may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or contribution with respect to payments that those underwriters, dealers or agents may be required to make in respect of those liabilities.

VALIDITY OF SECURITIES

        Certain matters of United States law relating to the securities offered through this prospectus will be passed upon for AEGON, AFC and AFC II by Allen & Overy, New York, New York. Certain Dutch legal matters relating to the securities will be passed upon for AEGON by Allen & Overy, Amsterdam, The Netherlands.

EXPERTS

        Ernst & Young Accountants, independent auditors, have audited the consolidated financial statements and schedules included in AEGON's annual report on Form 20-F for the year ended December 31, 2004, as set forth in their report, which is incorporated by reference in this prospectus. AEGON's financial statements and schedules are incorporated by reference in reliance on Ernst & Young Accountants' report, given on their authority as experts in accounting and auditing.

is the parent company of Transamerica*

* AEGON N.V. is the issuer of the        % Perpetual Capital Securities. Neither Transamerica Corporation nor any other direct or indirect subsidiary of AEGON N.V. is obligated in any way with respect to the        % Perpetual Capital Securities.

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Prospectus Supplement
ABOUT THIS PROSPECTUS SUPPLEMENT
THE OFFERING
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
RISK FACTORS
WHERE YOU CAN FIND MORE INFORMATION ABOUT US
INCORPORATION OF CERTAIN INFORMATION WE FILE WITH THE SEC
CAPITALIZATION
DESCRIPTION OF THE CAPITAL SECURITIES
NETHERLANDS TAXATION
TAXATION IN THE UNITED STATES
UNDERWRITING
LEGAL MATTERS
EXPERTS

Prospectus
FORWARD-LOOKING STATEMENTS
ABOUT THIS PROSPECTUS
AEGON N.V.
AEGON FUNDING CORP.
AEGON FUNDING CORP. II
WHERE CAN YOU FIND MORE INFORMATION ABOUT US
INCORPORATION OF CERTAIN INFORMATION WE FILE WITH THE SEC
FINANCIAL AND EXCHANGE RATE INFORMATION
USE OF PROCEEDS
ENFORCEMENT OF CIVIL LIABILITIES
DESCRIPTION OF CAPITAL STOCK OF AEGON N.V.
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF DEBT SECURITIES
PLAN OF DISTRIBUTION
VALIDITY OF SECURITIES
EXPERTS